As filed with the Securities and Exchange Commission on September 14, 2016
Registration No. ______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LODE-STAR MINING INC.

(Exact name of registrant in its charter)
Nevada	1041	47-4347638
(State or other jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer Identification Number)
incorporation or organization)	Code Number)

13529 Skinner Road, Suite N
Cypress, TX 77429-1775
(832) 371-6531

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Mark Walmesley
Chief Executive Officer
13529 Skinner Road, Suite N
Cypress, TX 77429-1775
Telephone: (832) 371-6531
Email: markw@lode-starmining.com

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Robert L. Sonfield, Jr., Esq.
Sonfield & Sonfield
2500 Wilcrest Drive, Suite 300
Houston, Texas 77042
Telephone: (713)877-8333
Facsimile: (713)877-1547
Email: robert@sonfield.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

i

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (1)	Per Share (2)	Offering Price	Fee (3)

Common stock, par value $.001 per share, issuable pursuant to the Crane Creek Investment Agreement	10,000,000	$0.04	$400,000	$40.00

(1)
We are registering 10,000,000 shares of our common stock that we will put to Crane Creek, Inc. pursuant to that certain investment agreement (the “Crane Creek Investment Agreement”). The Crane Creek Investment Agreement was entered into on July 25, 2016. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the adjustment provisions of the Crane Creek Investment Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.
(2)
This offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the closing price of common stock of the company as reported on the OTC Market Group’s OTCQB tier (the “OTCQB”) on September 9, 2016.
(3)
The Registration Fee has been estimated based on the maximum offering price of the Shares in accordance with Rule 457(o). If the maximum total offering price increases prior to the effective date of the registration statement, a pre-effective amendment will be filed to increase the maximum dollar value being registered and the additional filing fee shall be paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2016

10,000,000 Shares of Common Stock

Lode-Star Mining Inc.

This prospectus relates to the resale of up to 10,000,000 shares of common stock of Lode-Star Mining Inc. (“we” or the “company”), par value $.001 per share, issuable to Crane Creek, Inc. (“Crane Creek”) pursuant to that certain investment agreement. The investment agreement permits us to “put” up to $2,000,000 in shares of our common stock to Crane Creek over a period of up to thirty-six (36) months. We will not receive any proceeds from the resale of these shares of common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of the put right offered by Crane Creek. Crane Creek is deemed an underwriter for our common stock.

The selling stockholder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Crane Creek is paying all of the registration expenses incurred in connection with the registration of the shares except for accounting fees and expenses and we will not pay any of the selling commissions, brokerage fees and related expenses.

Our common stock is quoted on the OTC Market Group’s OTCQB tier under the ticker symbol LSMG. On September 9, 2016, the closing price of our common stock was $0.04 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 to read about factors you should consider before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is: September 9, 2016

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	11

USE OF PROCEEDS	12

DILUTION	12

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	12

DESCRIPTION OF BUSINESS	13

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE	18

EXECUTIVE COMPENSATION	21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	23

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	23

SELLING STOCKHOLDER	23

PLAN OF DISTRIBUTION	24

DESCRIPTION OF SECURITIES TO BE REGISTERED	26

LEGAL MATTERS	27

EXPERTS	27

INTERESTS OF NAMED EXPERTS AND COUNSEL	27

WHERE YOU CAN FIND MORE INFORMATION	27

INDEX TO FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock of Lode-Star Mining Inc. (referred to herein as the “company,” “we,” “our,” and “us”). You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying financial statements and notes before making an investment decision.

About us

Lode-Star Mining Inc. (formerly International Gold Corp.) was incorporated in the State of Nevada on December 9, 2004 for the purpose of acquiring and exploring mineral properties. Our principal executive offices are located at 13529 Skinner Road, Suite N, Cypress, Texas 77429-1775.

On May 12, 2015, International Gold Corp. completed a merger with its wholly owned subsidiary, Lode-Star Mining Inc., and formally assumed the subsidiary’s name by filing Articles of Merger with the Nevada Secretary of State. The subsidiary was incorporated for the sole purpose of effecting the name change and the merger did not affect our corporate structure in any other way.

Mineral Property Interest

On December 5, 2014, we entered into an agreement with Lode-Star Gold Inc., a private Nevada corporation, pursuant to which we issued 35,000,000 shares of our common stock, we valued at $230,180, to Lode-Star Gold in exchange for a 20% undivided beneficial interest in and to the mineral claims owned by Lode-Star Gold. The mineral claims, known as the “Goldfield Bonanza Project”, are located in the State of Nevada.

The acquisition was one of the closing conditions of an option agreement dated October 4, 2014, pursuant to which we acquired the exclusive option to earn up to an 80% undivided interest in and to the Goldfield Property. In order to earn the additional 60% interest in the Goldfield Property, we are required to fund all expenditures on the Goldfield Property and pay Lode-Star Gold a total of $5 million in cash from mineral production proceeds in the form of a net smelter royalty (“NSR”). Until such time as we have earned the additional 60% interest, the NSR will be split 79.2% to Lode-Star Gold, 19.8% to us and 1% to the former property owner.

If we fail to make any cash payments to Lode-Star Gold within one year of the closing date, December 11, 2014, we are required to pay Lode-Star Gold an additional $100,000, and in any subsequent years in which we fail to complete the payment of the entire $5 million described above, we must make quarterly cash payments to Lode-Star Gold of $25,000 until such time as we have earned the additional 60% interest in the Goldfield Property.

The Option Agreement provides that we will act as the operator on the property and that a management committee will be formed, comprised of representatives from us and Lode-Star Gold, with voting based on each party’s proportionate interest, to supervise exploration of the Goldfield Property and approve work programs and budgets. To the date of this report, no work programs have been approved and Lode-Star Gold has borne all costs in connection with operations on the Goldfield Property. We expect the first work program, entailing property-related costs for which we will be responsible, to be approved in the last half of 2016.

Because the permitting for operations on the Goldfield Property has not been completed, at our request, Lode-Star Gold granted, by letter agreement dated June 15, 2016, a deferment to January 18, 2017 of payments totaling $173,901 otherwise due at June 30, 2016 in accordance with the Option Agreement.

The Offering

Common stock outstanding before the offering	49,127,825 shares of common stock as of September 9, 2016.

Common stock being offered by the selling stockholder	10,000,000 shares of common stock.

Use of proceeds
We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of our common stock to the selling stockholder pursuant to the Crane Creek Investment Agreement described below. The proceeds received under the Crane Creek Investment Agreement will be used for general corporate and working capital purposes and acquisitions of assets, businesses or operations or for other purposes that the board of directors, in its good faith, deem to be in the best interest of the company.

OTCQB Trading Symbol	LSMG

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

Investment Agreement with Crane Creek, Inc.

On July 25, 2016, we entered into an investment agreement (the “Crane Creek Investment Agreement”) with Crane Creek, Inc., a Texas corporation (“Crane Creek”). Pursuant to the terms of the Crane Creek Investment Agreement, Crane Creek committed to purchase up to $2,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) month period commencing with the effectiveness of the registration statement, we may deliver a put notice to Crane Creek which states the dollar amount that we intend to sell to Crane Creek on a date specified in the put notice. The purchase price per share to be paid by Crane Creek shall be calculated at a twenty percent (20%) discount to the lowest price of the common stock as reported by Bloomberg, L.P. during the twenty (20) consecutive trading days immediately prior to the receipt by Crane Creek of the put notice. We have reserved 62,500,000 shares of our common stock for issuance under the Crane Creek Investment Agreement, including 10,000,000 shares included in the registration statement of which this prospectus is a part filed with the Securities and Exchange Commission (the “SEC”). We have reserved more shares reserved than are covered by this registration statement.

In connection with the Crane Creek Investment Agreement, we also entered into a registration rights agreement with Crane Creek, pursuant to which we are obligated to file a registration statement with the SEC covering 10,000,000 shares of our common stock underlying the Crane Creek Investment Agreement within 21 days after the closing of the transaction. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the transaction and maintain the effectiveness of such registration statement until termination of the Crane Creek Investment Agreement.

The 10,000,000 shares to be registered herein represent 16.9% of the shares issued and outstanding, assuming that the selling stockholder will sell all of the shares offered for sale.

At an assumed purchase price of $0.032 per share, a 20% discount to $0.04 per share, the closing bid price as of September 9, 2016, we will be able to receive up to $320,000 in gross proceeds, assuming the sale of the entire 10,000,000 shares being registered hereunder pursuant to the Crane Creek Investment Agreement. Accordingly, we would be required to register an additional 52,500,000 shares to obtain the balance of $1,680,000 under the Crane Creek Investment Agreement. We are currently authorized to issue 480,000,000 shares of our common stock. Therefor we will likely not be required to increase our authorized shares in order to receive the entire purchase price. Crane Creek has agreed to refrain from holding an amount of shares which would result in Crane Creek owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Crane Creek Investment Agreement. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

Crane Creek will periodically purchase our common stock under the Crane Creek Investment Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Crane Creek to raise the same amount of funds, as our stock price declines.

The total investment amount of $2 million was determined based on numerous factors, including the following: Our current running costs are approximately $150,000 per annum, and thus we need a portion of the investment amount to pay general operating expenses. We require the remaining funds for capital expenditures related to mine expansion. While it is difficult to estimate the likelihood that we will need the full investment amount, we believe that we may need the full amount of $2 million funding under the Crane Creek Investment Agreement.

Where you can find us

Our executive office is located at 13529 Skinner Road, Suite N, Cypress, Texas 77429. Our telephone number is 832-371-6531. Our website is located at http://www.lode-starmining.com. The information on our website is not part of this prospectus.
RISK FACTORS

You should carefully consider the following risk factors discussed below and the matters addressed under “Special Note Regarding Forward-Looking Statements,” together with all the other information presented in this prospectus, including our audited financial statements and related notes. The risks described below are the only presently known risks facing us or that may materially adversely affect our business. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and you may lose all or part of your investment.

Risks related to our business

We have a history of operating losses and expect to continue to realize losses in the near future. Currently our operations are producing no revenue to fund operating costs, and we rely on investments by third parties to fund our business. Even if we generate revenue we may not become profitable or be able to sustain profitability.

From inception, we have incurred significant net losses and have not generated any revenue in order to support our operations. We have reported a net loss of $1,560,145 from the date of inception through June 30, 2016. We expect to continue to incur net losses and negative cash flow from operations in the near future, and we will continue to experience losses for at least as long as it takes our company to generate revenue by mining of the property. The size of these losses will depend, in large part, on whether we develop the mine in a profitable manner. To date, we have had no operating revenues. There can be no assurance that we will achieve material revenues in the future. Should we achieve a level of revenues that make us profitable, there is no assurance that we can maintain or increase profitability levels in the future.

There is substantial doubt as to whether we will continue operations. If we discontinue operations, you could lose your investment.

The following factors raise substantial doubt regarding the ability of our business to continue as a going concern: (i) the losses we incurred since our inception; (ii) our lack of significant operating revenues since inception through the date of this prospectus; and (iii) our dependence on debt and equity funding to continue in operation. We have signed the Crane Creek Investment Agreement for up to $2,000,000 through sales of our common stock. We therefore expect to incur significant losses in the foreseeable future. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to curtail or cease our operations. If this happens, you could lose all or part of your investment.

Our lack of any profitable operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We do not have any substantial operating history, which makes it impossible to evaluate our business on the basis of historical operations. Our business carries both known and unknown risks. As a consequence, our past results may not be indicative of future results. Although this is true for any business, it is particularly true for us because of our lacking any profitable operating history.

Because our auditors have issued a going concern opinion, there is substantial uncertainty that we will be able to continue our operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue to operate over the next 12 months. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event we cannot continue in existence. As such, if we are unable to obtain new financing to execute our business plan we may be required to cease our operations.

One of our stockholders has the ability to significantly influence any matters to be decided by the stockholders, which may prevent or delay a change in control of our company.

Lode-Star Gold, Inc., a Nevada corporation, currently owns 35,015,000 shares of common stock, Lonnie S. Humphries Non Exempt Trust owns 200,000 shares of common stock and Lonnie Humphries owns 1,369,756 shares of common stock. Lonnie S. Humphries has investment and dispositive authority of Lode-Star Gold and Lonnie S. Humphries Non Exempt Trust. As a result, Lonnie S. Humphries has investment and dispositive authority over a total of 36,584,759 shares of common stock, 76.77% of the total outstanding shares of common stock and can exert considerable influence over the outcome of any corporate matter submitted to our stockholders for approval, including the election of directors, removal of the entire board of directors and any transaction that might cause a change in control, such as a merger or acquisition. Any stockholders in favor of a matter that is opposed by this stockholder cannot overrule the vote of Lonnie S. Humphries. Lonnie Humphries is the wife of Mark Walmesley, a director, president and chief executive officer.

Mark Walmesley is our director and officer and the loss of Mr. Walmesley could adversely affect our business.

Since Mr. Walmesley is currently one of our directors and our CEO, if he were to die, become disabled, or leave our company, we would be forced to retain an individual to replace him. There is no assurance that we can find a suitable person to replace him if that becomes necessary. We have no “key man” life insurance at this time.

Our management has not had extensive experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

We underwent a change in management September 22, 2014. Our chief executive officer, Mark Walmesley, is responsible for the operations and reporting of our company. At the time of the management change, the requirements of operating as a small public company were new to Mr. Walmesley. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could cost more than forecast. We may also be required to hire additional staff to comply with additional SEC reporting requirements.

Risks related to the gold mining industry

The Goldfield Property may not contain mineral reserves that are economically recoverable and we cannot accurately predict the effect of certain factors affecting such a determination.

Lode-Star Gold has not determined if the Goldfield Property contains mineral reserves that are economically recoverable. Exploration for mineral reserves involves a high degree of risk, which even a combination of careful evaluation, experience and knowledge, may not eliminate. Few properties which are explored are ultimately developed into producing properties. Regardless, Lode-Star Gold is currently in the process of re-opening its underground working and plans to complete the first and second phases of its feasibility program, which, pursuant to the Option Agreement, we are required to fund.

Estimates of mineral reserves and any potential determination as to whether a mineral deposit will be commercially viable can be affected by such factors as deposit size; grade; unusual or unexpected geological formations and metallurgy; proximity to infrastructure; metal prices which are highly cyclical; environmental factors; unforeseen technical difficulties; work interruptions; and government regulations, including regulations relating to permitting, prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted.

The long term profitability of our operations will be, in part, directly related to the cost and success of our exploration and development program. Substantial expenditures are required to establish reserves through drilling, to develop processes to extract the ore and, in the case of new properties, to develop the extraction and processing facilities and infrastructure at any site chosen for extraction. Although substantial benefits may be derived from the discovery of a major deposit, we cannot provide any assurance that any such deposit will be commercially viable or that we will be able to obtain the funds required for development on a timely basis.

If we are successful in producing gold from the Goldfield Property, we will encounter hazards and risks that could result in significant legal liability.

In the event that we are ultimately able to commence commercial production on the Goldfield Property, our operations will be subject to all of the hazards and risks normally encountered in the exploration, development and production of gold, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, the mine and other producing facilities, damage to life or property, environmental damage and possible legal liability. Although we plan to take appropriate precautions to mitigate these hazards and risks by, among other things, obtaining liability insurance in an amount considered to be adequate by management, their nature is such that the liabilities might exceed policy limits, they might not be insurable, or we may not elect to insure against them due to high premium costs or other reasons, which could have a material adverse effect upon our financial condition and results of operations.

We face significant competition in the mineral resource industry that presents an ongoing threat to the success of our business.

The mining industry is intensely competitive in all of its phases, and we will be forced to compete with many companies that possess greater financial resources and technical facilities than we do. As a result of this competition, our ability to operate profitably may be adversely affected.

Fluctuating mineral prices may negatively affect our ability to secure financing or our results of operations.

Our future revenues, if any, will likely be derived from the extraction and sale of base and precious metals. The price of those commodities has fluctuated widely, particularly in recent years, and is affected by numerous factors beyond our control including economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global and regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of base and precious metals, and therefore the economic viability of our business, could negatively affect our ability to secure financing or our results of operations.

We are subject to government laws and regulations particular to our operations with which we may be unable to comply.

We may not be able to comply with all current and future government environmental laws and regulations which are applicable to our business. Our operations are subject to all government regulations normally incident to conducting business: occupational safety and health acts, workmen’s compensation statutes, unemployment insurance legislation, income tax and social security laws and regulations, and most importantly, environmental laws and regulations. In addition, we are subject to laws and regulations regarding the development of mineral properties in the State of Nevada. We are also subject to governmental laws and regulations applicable to small public companies and their capital formation efforts.

We are engaged in mineral exploration and are accordingly exposed to environmental risks associated with mineral exploration and mining activity. Lode-Star Gold is currently in the exploration stage and has not determined whether significant site reclamation costs will be required on the Goldfield Property in the future, which we will likely be responsible for as well. Although we will make every effort to comply with all applicable laws and regulations, we cannot provide any assurance that we will be able to deal with evolving environmental attitudes and regulations, nor can we predict the effect of any future changes to environmental regulations on our proposed business activities. We only plan to record liabilities for site reclamation when reasonably determinable and when such costs can be reliably quantified. Other costs of compliance with environmental regulations may also be burdensome.

Our failure to comply with material regulatory requirements could have an adverse effect on our ability to conduct our business. The expenditure of substantial sums on environmental matters would have a materially negative effect on our ability to implement our business plan and could require us to cease operations.

We are subject to all the risks inherent to mineral exploration, which may have an adverse effect on our business operations.

Potential investors should be aware of the difficulties normally encountered by mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment.

We are subject to the numerous risks and hazards inherent to the mining industry and resource exploration including, without limitation, the following:

●
interruptions caused by adverse weather conditions; and
●
unforeseen limited sources of supplies resulting in shortages of materials, equipment and availability of experienced manpower.

The prices and availability of such equipment, facilities, supplies and manpower may change and have an adverse effect on our operations, causing us to suspend operations or cease our activities completely.

If we establish the existence of a mineral reserve on any property, we may still require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the reserve and our business could fail.

If we do discover a mineral reserve on any property, we will be required to expend substantial sums of money to establish the extent of the reserve, develop processes to extract it and develop extraction and processing facilities and infrastructure. Although we may derive substantial benefits from the discovery of a reserve, there can be no assurance that any reserve established will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

A shortage of critical equipment, supplies, and resources could adversely affect our exploration activities.

We will be dependent on unique equipment, supplies and resources to carry out our mining activities, including input commodities, drilling equipment and skilled labor. A shortage in the market for any of these factors could cause unanticipated cost increases and delays in delivery times, which could in turn adversely impact production schedules and costs.

Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on our company.

Mineral exploration, development and production involve many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all of the hazards and risks inherent in these activities and, if we discover a mineral reserve, our operations could be subject to all of the hazards and risks inherent in the development and production of a mineral reserve, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that may arise from any such occurrence would likely have a material adverse impact on our company.

Mineral prices are subject to dramatic and unpredictable fluctuations and the economic viability of our company and its activities cannot be accurately predicted.

We expect to derive revenues, if any, either from the sale of our discovered mineral properties or from the extraction and sale of precious and base metals such as gold and to a lesser extent silver, copper, zinc and indium, which are known to exist alongside each other at times. The price of these commodities has fluctuated widely in recent years and is affected by numerous factors beyond our control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors is based on the price of precious metals and therefore the economic viability of our company and its activities cannot accurately be predicted.

Mineral operations are subject to applicable law and government regulation. Even if we discover a mineral resource in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral resource. If we cannot exploit any mineral resource that we discover on our properties, our business may fail.

Both mineral exploration and extraction require permits from various federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on our properties at an economically viable cost. If we cannot accomplish these objectives, our business could fail.

Although we believe that we intend to comply with all material laws and regulations that apply to our activities, we can give no assurance that we will remain in compliance. Current laws and regulations could be amended and we might not be able to comply with them, as amended.

Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

The mining industry is highly competitive and there is no assurance that we will be successful in acquiring mineral claims. If we cannot acquire properties to explore for mineral resources, we may be required to reduce or cease operations.

The mineral exploration, development, and production industry is largely unintegrated. We may compete with other exploration companies looking for mineral resource properties. Some of these other companies possess greater financial resources and technical facilities. This competition could adversely affect our ability to acquire suitable prospects for exploration in the future. Accordingly, there can be no assurance that we will acquire any interest in any mineral resource properties that might yield reserves or result in commercial mining operations. While we may compete with other exploration companies in the effort to locate and acquire mineral resource properties, we do not believe that we will compete with them for the removal or sales of mineral products from our properties if we should eventually discover the presence of them in quantities sufficient to make production economically feasible. Readily available markets exist worldwide for the sale of mineral products. Therefore, we will likely be able to sell any mineral products that we identify and produce once we identify them and acquire mineral rights to a property.

After we attempt to increase operations, we will face increasing competition from domestic and foreign companies.

The mining industry throughout the world is fragmented. Our ability to compete against other domestic and international enterprises will be, to a significant extent, dependent on our ability to distinguish our services from those of our competitors by differentiating our marketing approach and identifying attractive opportunities to market and sell. Some of our competitors have been in business longer than we have and are more established. Our competitors may provide services comparable or superior to those we provide or adapt more quickly than we do to evolving industry trends or changing market requirements. Increased competition may result in reduced margins and loss of market share, any of which could materially adversely affect our profit margins after we commence operations and generate revenues.

We have no mining operations and no history as a mining company.

We are an exploration stage mining company and have no ongoing mining operations of any kind. We intend to acquire interests in mining concessions which may or may not lead to production.

We have no history of earnings or cash flow from mining operations. If we are able to proceed to production, commercial viability will be affected by factors that are beyond our control such as the particular attributes of the deposit, the fluctuation in metal prices, the cost of construction and operating a mine, prices and refining facilities, the availability of economic sources for energy, government regulations including regulations relating to prices, royalties, restrictions on production, quotas on exploration of minerals, as well as the costs of protection of the environment.

Significant economic downturns or any future changes in consumer spending habits could have a material adverse effect on our financial condition and results of operations.

Demand for our products is affected by general global economic conditions. When economic conditions are favorable and base or discretionary income increases, purchases of non-essential items such as our products increase. When economic conditions are less favorable, sales of non-essential items are generally lower. In addition, we may experience more competitive pricing pressure during economic downturns. Therefore, any significant economic downturn or any future changes in consumer spending habits could have a material adverse effect on our financial condition and results of operations.

Because we have a limited history of operations we may not be able to successfully implement our business plan.

As a development stage company, we have no operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan, and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on the business of the Company.

Our operations involve significant risks and hazards inherent to the mining industry.

Our exploration operations will involve the operation of large pieces of drilling and other heavy equipment. Hazards such as fire, explosion, floods, structural collapses, industrial accidents, unusual or unexpected geological conditions, ground control problems, cave-ins, flooding and mechanical equipment failure are inherent risks in our operations. Hazards inherent to the mining industry can cause injuries or death to employees, contractors or other persons at our mineral properties, severe damage to and destruction of our property, plant and equipment and mineral properties, and contamination of, or damage to, the environment, and can result in the suspension of our exploration activities and any future development and production activities.

In addition, from time to time we may be subject to governmental investigations and claims and litigation filed on behalf of persons who are harmed while at our properties or otherwise in connection with our operations. To the extent that we are subject to personal injury or other claims or lawsuits in the future, it may not be possible to predict the ultimate outcome of these claims and lawsuits due to the nature of personal injury litigation. Similarly, if we are subject to governmental investigations or proceedings, we may incur significant penalties and fines, and enforcement actions against us could result in the closing of certain of our mining operations. If claims and lawsuits or governmental investigations or proceedings are ultimately resolved against us, it could have a material adverse effect on our financial performance, financial position and results of operations. Also, if we mine on property without the appropriate licenses and approvals, we could incur liability or our operations could be suspended.

We face fluctuating gold and mineral prices and currency volatility.

The price of gold and silver as well as other precious base metals has experienced volatile and significant price movements over short periods of time and is affected by numerous factors beyond our control, including international economic and political trends, expectations of inflation, currency exchange fluctuations (including, the U.S. dollar relative to other currencies) interest rates, global or regional consumption patterns, speculative activities and increases in production due to improved mining and production methods. The supply of and demand for gold, other precious and base metals are affected by various factors, including political events, economic conditions and production costs in major mineral producing regions.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend, in significant part, upon the continued contributions of our Chief Executive Officer, Mark Walmesley. If we lose his services or if he fails to perform in his current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. We depend on the skills and abilities of this key employee in managing the product development, management, marketing and sales aspects of our business, any part of which could be harmed by such a turnover in the future and directly harm our business.

Our future results and reputation may be affected by litigation or other liability claims.

We have not procured a general liability insurance policy for our business. To the extent that we suffer a loss of a type which would normally be covered by general liability, we would incur significant expenses in defending any action against us and in paying any claims that result from a settlement or judgment against us. Adverse publicity could result in a loss of consumer confidence in our business or our securities.

We may be subject to regulatory inquiries, claims, suits or prosecutions which may cause us to incur substantial expense.

Any failure or perceived failure by us to comply with applicable laws and regulations, in general, may subject us to regulatory inquiries, claims, suits and prosecutions. We can give no assurance that we will prevail in such regulatory inquiries, claims, suits and prosecutions on commercially reasonable terms or at all. Responding to, defending and/or settling regulatory inquiries, claims, suits and prosecutions may be time-consuming and divert management and financial resources or have other adverse effects on our business. A negative outcome in any of these proceedings may result in changes to or discontinuance of some of our services, potential liabilities or additional costs that could have a material adverse effect on our business, results of operations, financial condition and future prospects.

It is possible that our title to the properties in which we have an interest may be challenged by third parties.

We may not obtain title insurance for any mineral properties. It is possible that the title to the properties in which we will have an interest will be challenged or impugned. If such claims are successful, we may lose our interest in such properties.

Our failure to compete with our competitors in mineral exploration for financing, acquiring mining claims, and for qualified managerial and technical employees will cause our business operations to proceed slower or be suspended.

Our competition includes large established mineral exploration companies with substantial capabilities and with greater financial and technical mineralized materials than we have. As a result of this competition, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. We may also compete with other mineral exploration companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or for qualified employees, our exploration programs may be slowed down or suspended.

Risks related to our common stock

We lack an established trading market for our common stock, and you may be unable to sell your common stock at attractive prices or at all.

There is currently a limited trading market for our common stock on the OTC Market Group’s OTCQB tier under the symbol "LSMG." There can be no assurances given that an established public market will be obtained for our common stock or that any public market will last. As a result, we cannot assure you that you will be able to sell your common stock at attractive prices or at all.

The market price for our common stock may be highly volatile.

The market price for our common stock may be highly volatile. A variety of factors may have a significant impact on the market price of our common stock, including:

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the publication of earnings estimates or other research reports and speculation in the press or investment community;
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changes in the mining industry and competitors;
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our financial condition, results of operations and prospects;
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any future issuances of our common stock, which may include primary offerings for cash, and the grant or exercise of stock options from time to time;
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general market and economic conditions; and
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any outbreak or escalation of hostilities, which could cause a recession or downturn in our economy.

We may be subject to shareholder litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may become the target of similar litigation. Securities litigation will result in substantial costs and liabilities and will divert management’s attention and resources.

Future sales of common stock by stockholders may have an adverse effect on the then prevailing market price of our common stock.

In the event a public market for our common stock is sustained in the future, sales of our common stock may be made by holders of our public float or by holders of restricted securities in compliance with the provisions of Rule 144 of the Securities Act of 1933. In general, under Rule 144, a non-affiliated person who has satisfied a six-month holding period in a company registered under the Securities Exchange Act of 1934, as amended, may, sell their restricted common stock without volume limitation, so long as the issuer is current with all reports under the Exchange Act in order for there to be adequate common public information. Affiliated persons may also sell their common shares held for at least six months, but affiliated persons will be required to meet certain other requirements, including manner of sale, notice requirements and volume limitations. Non-affiliated persons who hold their common shares for at least one year will be able to sell their common stock without the need for there to be current public information in the hands of the public. Future sales of shares of our public float or by restricted common stock made in compliance with Rule 144 may have an adverse effect on the then prevailing market price, if any, of our common stock.

We do not expect to pay cash dividends in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

As a public company, we are subject to complex legal and accounting requirements that will require us to incur significant expenses and will expose us to risk of non-compliance.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is material, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Our relative inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence and/or governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held and larger public competitors.

We were a shell company until we acquired the Goldfield Bonanza Project December 5, 2014, resulting in certain limitations on the ability of our stockholders to use the Rule 144 safe harbor under the Securities Act of 1933, as amended, for resales of our common stock.

The safe harbor of Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

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the issuer of the securities that was formerly a shell company has ceased to be a shell company;
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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
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at least one year has elapsed from the time that the issuer filed current Form 10 information with the SEC, which is expected to be filed promptly after completion of the business combination, reflecting its status as an entity that is not a shell company.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets. Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms.

The extent to which we utilize the Crane Creek Investment Agreement as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Crane Creek under the Crane Creek Investment Agreement on any given day and during the term of the agreement is limited. See “Plan of Distribution” section of this prospectus for additional information. Additionally, we and Crane Creek may not effect any sales of shares of our common stock under the Crane Creek Investment Agreement during the continuance of an event of default defined in the Crane Creek Investment Agreement. Even if we are able to access the full $2.0 million under the Crane Creek Investment Agreement, we will still need additional capital to fully implement our business, operating and development plans.

When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives, as well as through sales of common stock to Crane Creek under the Crane Creek Investment Agreement. Additional equity or debt financing or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing acquisition, licensing, development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, our business, operating results, financial condition and prospects could be materially and adversely affected and we may be unable to continue our operations.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

Our common stock is subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934 (the “Exchange Act”), commonly referred to as the “penny stock rule.” Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. We are subject to the SEC’s penny stock rules.

Since our common stock is deemed to be penny stock, trading in the shares of our common stock is subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. “Accredited investors” are persons with assets in excess of $1,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our common stock and may affect the ability of our stockholders to sell their shares of common stock.

There can be no assurance that our shares of common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock was exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or ourselves. In addition, the OTCQB is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Trading in our common stock on the OTC Markets is limited and sporadic making it difficult for our shareholders to sell their shares or liquidate their investments.

Trading in our common stock is currently published on the OTC Markets. The trading price of our common stock has been subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management's attention and resources.

The sale of our common stock to Crane Creek may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Crane Creek could cause the price of our common stock to decline.

We are registering for sale 10,000,000 shares that we may sell to Crane Creek under the Crane Creek Investment Agreement. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 36 months from the date of this prospectus. The number of shares ultimately offered for sale by Crane Creek under this prospectus is dependent upon the number of shares we elect to sell to Crane Creek under the Crane Creek Investment Agreement. Depending upon market liquidity at the time, sales of shares of our common stock under the Crane Creek Investment Agreement may cause the trading price of our common stock to decline.

Crane Creek may ultimately purchase all, some or none of the $2.0 million of common stock that is the subject of this prospectus. Crane Creek may sell all, some or none of our shares that it holds or comes to hold under the Investment Agreement. Sales by Crane Creek of shares acquired pursuant to the Investment Agreement under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Crane Creek in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of sales of our shares to Crane Creek, and the Investment Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Crane Creek will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Crane Creek pursuant to the Crane Creek Investment Agreement will be purchased at a 20% discount to the lowest trading price of our common stock during the twenty (20) consecutive trading days immediately before Crane Creek receives our notice of sale. Crane Creek has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Crane Creek sells the shares, the price of our common stock could decrease. If our stock price decreases, Crane Creek may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

Your ownership interest may be diluted and the value of our common stock may decline by exercising the put right pursuant to the Crane Creek Investment Agreement.

Pursuant to the Crane Creek Investment Agreement, when we deem it necessary, we may raise capital through the private sale of our common stock to Crane Creek at a price equal to a discount to the lowest volume weighted average price of the common stock for the twenty (20) consecutive trading days before Crane Creek receives our notice of sale. Because the put price is lower than the prevailing market price of our common stock, to the extent that the put right is exercised, your ownership interest may be diluted.

We are registering 10,000,000 shares of common stock to be issued under the Crane Creek Investment Agreement. The sales of such shares could depress the market price of our common stock.

We are registering 10,000,000 shares of common stock under the registration statement of which this prospectus is a part, pursuant to the Crane Creek Investment Agreement. Notwithstanding Crane Creek’s ownership limitation, the 10,000,000 shares will represent approximately 20.36% of our shares of common stock outstanding immediately after our exercise of the put right under the Investment Agreement. The sale of these shares into the public market by Crane Creek could depress the market price of our common stock.

We may not have access to the full amount available under the Crane Creek Investment Agreement.

Our ability to draw down funds and sell shares under the Crane Creek Investment Agreement requires that this resale registration statement be declared effective and continue to be effective. This registration statement registers the resale of 10,000,000 shares issuable under the Crane Creek Investment Agreement, and our ability to sell any remaining shares issuable under the Crane Creek Investment Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured. The effectiveness of these registration statements is a condition precedent to our ability to sell all of the shares of common stock to Crane Creek under the Crane Creek Investment Agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Crane Creek Investment Agreement to be declared effective by the SEC in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to Crane Creek. Accordingly, because our ability to draw down any amounts under the Crane Creek Investment Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $2,000,000 under the Crane Creek Investment Agreement.

Certain restrictions on the extent of puts and the delivery of advance notices may have little, if any, effect on the adverse impact of our issuance of shares in connection with the Crane Creek Investment Agreement, and as such, Crane Creek may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing shareholders.

Crane Creek has agreed, subject to certain exceptions listed in the Crane Creek Investment Agreement, to refrain from holding an amount of shares which would result in Crane Creek or its affiliates owning more than 4.99% of the then-outstanding shares of our common stock at any one time. These restrictions, however, do not prevent Crane Creek from selling shares of common stock received in connection with a put, and then receiving additional shares of common stock in connection with a subsequent put. In this way, Crane Creek could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. When used in this prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Crane Creek Investment Agreement. The proceeds received from any “puts” tendered to Crane Creek under the Crane Creek Investment Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the board of directors, in its good faith deem to be in the best interest of the company.

DILUTION

The sale of our common stock to Crane Creek pursuant to the Crane Creek Investment Agreement will have a dilutive impact on our shareholders. As a result, our net loss per share could increase in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our right to “advance”, the more shares of our common stock we will have to issue to Crane Creek pursuant to the Crane Creek Investment Agreement and our existing shareholders would experience greater dilution.

After giving effect to the sale in this offering of 10,000,000 shares of common stock at an assumed price of $0.032 per share, a 20% discount to $0.04 per share, the closing bid price as of September 9, 2016, our pro forma as adjusted net tangible book value as of June 30, 2016 would have been approximately negative $398,315, or negative $0.0067 per share of common stock, versus negative $718,315, or negative $0.0146 per share of common stock before the adjustment. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.0079 per share to our existing stockholders and an immediate dilution of $0.0407 per share to our new shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Public market for common stock

From January of 2010 the company was quoted on the OTC Markets under the symbol ITGC. On May 12, 2016 the company changed its name from International Gold Corp to Lode-Star Mining Inc. and was quoted on the OTCQB under the ticker symbol LSMG at $0.03 per common share.

The following table summarizes the high and low historical closing prices reported by the OTCQB Historical Data Service for the periods indicated. OTCQB quotations reflect inter-dealer prices, without retail mark-up, mark down or commissions, so those quotes may not represent actual transactions.

	2016
Quarter Ended	High	Low
June 30	$0.05	$0.03
March 31	$0.0492	$0.025

	2015
Quarter Ended	High	Low
December 31	$0.04	$0.01
September 30	$0.0275	$0.015
June 30	$0.05	$0.02
March 31	$0.11	$0.03

	2014
Quarter Ended	High	Low
December 31	$0.10	$0.01
September 30	$0.15	$0.03
June 30	$0.55	$0.03
March 31	$0.20	$0.03

Holders

We had approximately 76 record holders of our common stock as of September 1, 2016 according to the books of our transfer agent. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

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we would not be able to pay our debts as they become due in the usual course of business; or
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our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and do not plan to declare any dividends in the foreseeable future.

Going concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive mine development. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Accounting and audit plan

We intend to continue to have our outside consultant assist us in the preparation of our quarterly and annual financial statements and have these financial statements reviewed or audited by our independent auditor. Our outside consultant is expected to charge us approximately $2,500 to prepare our quarterly financial statements and approximately $3,500 to prepare our annual financial statements.

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical accounting policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our historical financial statements. We have identified and disclosed accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

DESCRIPTION OF BUSINESS

History and general overview

Lode-Star Mining Inc. (formerly International Gold Corp.) was incorporated in the State of Nevada on December 9, 2004 for the purpose of acquiring and exploring mineral properties. Our principal executive offices are located at 13529 Skinner Road, Suite N, Cypress, Texas 77429-1775. We also maintain a Canadian business office at 666 Burrard Street, Suite 600, Vancouver, British Columbia, Canada V6E 4M8.

On May 12, 2015, International Gold Corp. completed a merger with its wholly owned subsidiary, Lode-Star Mining Inc., and formally assumed the subsidiary’s name by filing Articles of Merger with the Nevada Secretary of State (the “Name Change”). The subsidiary was incorporated entirely for the purpose of effecting the Name Change and the merger did not affect our corporate structure in any other way.

Mineral Property Interest

On December 5, 2014, we entered into an agreement with Lode-Star Gold Inc., a private Nevada corporation, pursuant to which we issued 35,000,000 shares of our common stock, we valued at $230,180, to Lode-Star Gold in exchange for a 20% undivided beneficial interest in and to the mineral claims owned by Lode-Star Gold. The mineral claims, known as the “Goldfield Bonanza Project”, are located in the State of Nevada.

The acquisition was one of the closing conditions of an option agreement dated October 4, 2014, pursuant to which we acquired the exclusive option to earn up to an 80% undivided interest in and to the Goldfield Property. In order to earn the additional 60% interest in the Goldfield Property, we are required to fund all expenditures on the Goldfield Property and pay Lode-Star Gold a total of $5 million in cash from mineral production proceeds in the form of a net smelter royalty (“NSR”). Until such time as we have earned the additional 60% interest, the NSR will be split 79.2% to Lode-Star Gold, 19.8% to us and 1% to the former property owner.

If we fail to make any cash payments to Lode-Star Gold within one year of the closing date, December 11, 2014, we are required to pay Lode-Star Gold an additional $100,000, and in any subsequent years in which we fail to complete the payment of the entire $5 million described above, we must make quarterly cash payments to Lode-Star Gold of $25,000 until such time as we have earned the additional 60% interest in the Goldfield Property.

The Option Agreement provides that we will act as the operator on the property and that a management committee will be formed, comprised of representatives from us and Lode-Star Gold, with voting based on each party’s proportionate interest, to supervise exploration of the Goldfield Property and approve work programs and budgets. To the date of this report, no work programs have been approved and Lode-Star Gold has borne all costs in connection with operations on the Goldfield Property. We expect the first work program, entailing property-related costs for which we will be responsible, to be approved in the last half of 2016.

Because the permitting for operations on the Goldfield Property has not been completed, at our request, Lode-Star Gold granted, by letter agreement dated June 15, 2016, a deferment to January 18, 2017 of payments totaling $173,901 otherwise due at June 30, 2016 in accordance with the Option Agreement.

Lode-Star Gold Inc.

Lode-Star Gold was incorporated in the State of Nevada on March 13, 1998 for the purpose of acquiring exploration stage mineral properties. It currently has one shareholder, Lonnie Humphries, who is the spouse of Mark Walmesley, our President and chief financial officer. Mr. Walmesley is also the Director of Operations and a director of Lode-Star Gold.

Lode-Star Gold acquired the leases to the Goldfield Property in 1997 and became the registered and beneficial owner of the Goldfield Property on September 19, 2009. Since the earlier of those dates, it has conducted contract exploration work on the Goldfield Property but has not determined whether it contains mineral reserves that are economically recoverable.

Lode-Star Gold is an exploration stage company and has not generated any revenues since its inception. The Goldfield Property represents its only material asset.

Plan of Operations

We anticipate that we will require approximately $2 million to pursue our plan of operations over the next 12 months, as detailed below:

Permitting

Our primary focus now is on the mine permitting process. We have retained the following specialists in underground permitting of narrow vein, high sulphide mines to assist in executing that permitting process:

●
Rubicon Environmental Consulting to act as the lead consultant
●
Hydrogeologica Inc. to consult on water and geology
●
Tierra Group International to consult on mine planning and engineering

Unique to our permitting is the proposed underground area of work named the Red Hills Stope Zone. It is 150 feet above the 450 foot deep water table, making the mine essentially a dry mine.

The mine’s 300 foot level workings has pockets of unused volume where our potentially acid generating waste rock can be stored. This means no waste rock will come to the surface and LSM will avoid, for the short-term, the expense of having to build and maintain a surface storage facility.

We are hopeful that the two aforementioned mitigating circumstances will make our permitting process more rapid and therefore, the costs of execution and infrastructure improvements will be kept at a minimum.

Permitting costs are anticipated as follows:

Rubicon	$40,000
Hydrogeologica	$135,000
Tierra	$75,000
State / NDEP
Total	$250,000

Site and Equipment Preparation

Funds required for development and output from the Red Hills Vein Zone are as follows:

Surface Infrastructure, Mine Support & Personnel Accomodation

Office/Shop Building (existing)	$0
Trailer Accommodations	$60,000
Contingency	$40,000
Total	$100,000

Equipment and Mining Material

Pneumatic Jacklegs (6)	$24,000
Pneumatic Slusher/with bucket (used) (4)	$80,000
Pneumatic Tugger (used) (2)	$10,000
1-Yard Scoop (used)	$208,000
Stopers/Buzzies (4)	$8,000
Schwing Pump	$10,000
Compressor	$60,000
Hoist Rehab & Retrofitting	$100,000
Total	$500,000

Underground Rehab & Preliminary Mine Development

Labor - 3.75 man crew x 10 hrs/day x 1 month	$31,428
Equipment Maintenance	$38,212
Ground Support	$20,000
Consumables – small hand tools	$1,000
Utilities	$19,600
Total	$110,240

Ore Grade Control

Total	$50,000

Red Hills Vein Zone Mining

Labor – 3.75 man crew x 10 hrs/day x 5 months	$145,620
Timber	$13,200
Equipment Maintenance	$28,320
Ground Support	$13,400
Explosives	$10,665
Backfill Material	$46,454
Consumables - small hand tools	$5,000
Utilities	$4,835
Total	$267,494

General Corporate and Administration Fees

Personnel	$320,000
Regulatory	$120,000
General	$280,000
Total	$720,000

Toll Milling

We have no facilities to process ore and are negotiating with local mill operators to have our ore processed.

Funding

We do not currently have sufficient funds to carry out our entire plan of operations, so we intend to meet the balance of our cash requirements for the next 12 months through a combination of debt financing and equity financing through private placements.  Currently we are active in contacting broker/dealers regarding possible financing arrangements; however, we do not currently have any arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings.

If we are unsuccessful in obtaining sufficient funds through our capital raising efforts, we may review other financing options, although we cannot provide any assurance that any such options will be available to us or on terms reasonably acceptable to us. Further, if we are unable to secure any additional financing then we plan to reduce the amount that we spend on our operations so as not to exceed the capital resources available to us. Regardless, our current cash reserves and working capital will not be sufficient for us to sustain our business for the next 12 months, even if we decide to scale back our operations.

The Crane Creek Investment Agreement

General. On July 25, 2016, we entered into an investment agreement (the “Crane Creek Investment Agreement”) with Crane Creek, Inc., a Texas corporation (“Crane Creek”). Pursuant to the terms of the Crane Creek Investment Agreement, Crane Creek committed to purchase up to $2,000,000 of our common stock over a period of up to thirty-six (36) months.

In connection with the Crane Creek Investment Agreement, we also entered into a registration rights agreement with Crane Creek, pursuant to which we are obligated to file a registration statement with the SEC covering 10,000,000 shares of our common stock underlying the Crane Creek Investment Agreement within 21 days after the closing of the transaction. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the transaction and maintain the effectiveness of such registration statement until termination of the Crane Creek Investment Agreement.

The 10,000,000 shares to be registered herein represent 16.9% of the publicly tradable shares issued and outstanding, assuming that the selling stockholder will sell all of the shares offered for sale.

At an assumed purchase price of $0.032 (equal to 80% of the closing price of our common stock of $0.04 on September 9, 2016), we will be able to receive up to $320,000 in gross proceeds, assuming the sale of the entire 10,000,000 shares being registered hereunder pursuant to the Crane Creek Investment Agreement. Accordingly, we would be required to register an additional 52,500,000 shares to obtain the balance of $1,680,000 under the Crane Creek Investment Agreement. We are currently authorized to issue 480.000,000 shares of our common stock. Therefor we will not likely be required to increase our authorized shares in order to receive the entire purchase price. Crane Creek has agreed to refrain from holding an amount of shares which would result in Crane Creek owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Crane Creek Investment Agreement. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

Crane Creek will periodically purchase our common stock under the Crane Creek Investment Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Crane Creek to raise the same amount of funds, as our stock price declines.

The total investment amount of $2 million was determined based on numerous factors, including the following: Our current running costs are approximately $150,000 per annum, and thus we need a portion of the investment amount to pay general operating expenses. We believe we need the remaining funds for capital expenditures related to real estate acquisition. While it is difficult to estimate the likelihood that the company will need the full investment amount, we believe that the company may need the full amount of $2 million funding under the Crane Creek Investment Agreement.

Purchase of shares under the Crane Creek Investment Agreement. From time to time during the thirty-six (36) months period commencing with the effectiveness of the registration statement, we may deliver a put notice to Crane Creek which states the dollar amount that we intend to sell to Crane Creek on a date specified in the put notice. The purchase price per share to be paid by Crane Creek shall be calculated at a fifty percent (20%) discount to the lowest price of the common stock as reported by Bloomberg, L.P. during the twenty (20) consecutive trading days immediately prior to the receipt by Crane Creek of the put notice. We have reserved 62,500,000 shares of our common stock for issuance under the Crane Creek Investment Agreement, including 10,000,000 shares included in the registration statement of which this prospectus is a part filed with the Securities and Exchange Commission (the “SEC”). We have more shares reserved than are covered in this registration statement.

Minimum share price. Under the terms of the Crane Creek Investment Agreement, there is no minimum purchase price for the Put Shares.

Conditions to investor’s obligation. Generally, Crane Creek is not obligated to purchase any shares under the Investment Agreement unless each of the following conditions are satisfied:

●
a Registration Statement shall have been declared effective and shall remain effective and available for the resale of all the Registrable Securities (as defined in the Registration Rights Agreement) at all times until the Closing with respect to the subject Put Notice;
●
at all times during the period beginning on the related Put Notice Date and ending on and including the related Closing Date, the common stock shall have been listed or quoted for trading on the Principal Market and shall not have been suspended from trading thereon for a period of two (2) consecutive Trading Days during the Open Period and the company shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of the common stock;
●
the company has complied with its obligations and is otherwise not in breach of or in default under, this Agreement, the Registration Rights Agreement or any other agreement executed in connection herewith which has not been cured prior to delivery of the Investor’s Put Notice Date;
●
no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Securities; and
●
the issuance of the Securities will not violate any shareholder approval requirements of the Principal Market.

If any of the events described in clauses (i) through (v) above occurs during a Pricing Period, then the Investor shall have no obligation to purchase the Put Amount of common stock set forth in the applicable Put Notice.

Our termination rights. The Investment Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

No short-selling or hedging by Crane Creek. Crane Creek has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Investment Agreement.

Effect of performance of the purchase agreement on our stockholders. The Investment Agreement does not limit the ability of Crane Creek to sell any or all of the 10,000,000 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 36 months from the date of this prospectus. The sale by Crane Creek of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and/or to be highly volatile. Crane Creek may ultimately purchase all, some or none of the 10,000,000 shares of common stock not yet issued pursuant to the Investment Agreement but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Crane Creek by us pursuant to the Crane Creek Investment Agreement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Crane Creek and the Crane Creek Investment Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Percentage of outstanding shares after giving effect to the purchased shares issued to Crane Creek. Under the terms of the Crane Creek Investment Agreement, we authorized the sale to Crane Creek of up to $2.0 million of our shares of common stock. We estimate that we will sell the entire number of shares required to receive the full funding of $2.0 million as described in the Crane Creek Investment Agreement. Only 10,000,000 are included in this registration statement. The 10,000,000 shares to be registered herein represent 16.9% of the shares issued and outstanding, assuming that the selling stockholder will sell all of the shares offered for sale. Subject to any required approval by our board of directors, we have the right but not the obligation to issue more than the 10,000,000 shares included in this registration statement to Crane Creek under the Crane Creek Investment Agreement. In the event we elect to issue more than 10,000,000 shares under the Crane Creek Investment Agreement, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Crane Creek in this offering is dependent upon the number of shares purchased by Crane Creek under the Crane Creek Investment Agreement.

Significant Employees

Other than our officers and directors, we do not expect any other individuals to make a significant contribution to our business.

Intellectual property

We have no patents or trademarks.

Legal proceedings

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder are an adverse party or has a material interest adverse to us.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The Directors and Officers serving our company are as follows:

Name and Address	Age	Positions Held
Mark Walmesley	58	President, Chief Executive Officer and Director
Thomas Temkin	62	Chief Operating Officer, Director
Pam Walters	66	Secretary

Mark Walmesley was appointed as our chief financial officer, treasurer and director on September 22, 2014, and our President and Chief Executive Officer on the December 11, 2014. Mr. Walmesley has been Lode-Star Gold’s Director of Operations since 2005 and a director of the company since March 2009.

Biographical information

Mark Walmesley was appointed as our chief financial officer, treasurer and director on September 22, 2014, and our President and Chief Executive Officer on the December 11, 2014. Mr. Walmesley has been Lode-Star Gold’s Director of Operations since January 2005 and a director of the company since March 24, 2009.

Biographical information

Mark Walmesley was appointed as our chief financial officer, Treasurer and director on September 22, 2014, and our President and Chief Executive Officer on acquisition of the interest in the Goldfield Property. He has been Lode-Star Gold’s Director of Operations since January 2005 and a director of the company since March 2009.

From January 2005 to present, Mr. Walmesley has directed operations on the Goldfield Property. At one time Lode-Star Gold had a crew of up to eight people performing surface and underground exploratory drilling and mine rehabilitation work. This work program ended in the fall of 2009. From October 2010, to its finalization on March 23, 2011, he negotiated the terms of the ICN Option Agreement on behalf of Lode-Star Gold.

Since August 1985, Mr. Walmesley has been the owner and operator of Mark Walmesley, Inc., a private Texas corporation, and MWI Utah, Inc. (July 2005), a private Utah corporation, both of which specialize in the sale of window etching theft deterrent products that are distributed throughout the United States in the automotive aftermarket industry. Through an established network of agents and car dealerships, he has achieved product fulfillment on millions of vehicles over his 30-year career.

Since November 2008, Mr. Walmesley has been developing an emergency medical communications platform for FAST Alert Support Team, Inc., a company dedicated to facilitating worldwide communication between emergency medical technicians (EMTs), incapacitated individuals and people assigned by those individuals to accommodate pre-determined essential support. Although the project is currently on hold, Mr. Walmesley originally developed this online software solution for the medical industry in the United States and plans to build the business using his existing network of automotive industry contacts. He remains the company’s Founder and Chief Software Architect.

Mr. Walmesley has also been involved in financing and mentoring a variety of other private companies throughout his professional career.

We have not entered into any transactions with Mark Walmesley described in Item 404(a) of Regulation S-K. Mr. Walmesley was not appointed pursuant to any arrangement or understanding with any other person.

Thomas Temkin was appointed as Chief Operating Officer and to the Board of Directors on January 19, 2015. Mr. Temkin is a Certified Professional Geologist and a Qualified Person under National Instrument (NI) 43101, with more than 38 years of experience in the mining industry, primarily in exploration in the Western United States. As senior project manager for several major mining companies, Mr. Temkin has been associated with several advanced gold exploration projects, some of which developed into significant mines. After receiving his Bachelor of Science degree in Economic Geology in May 1976 from the Mackay School of Mines, Mr. Temkin began his career as an exploration Geologist. He is currently a consulting geologist working with Lode-Star Gold, Inc. Mr. Temkin has been associated with Lode-Star Gold and the project for over 15 years and has been instrumental through its entire exploration program to date.

Pam Walters was appointed as our Secretary on April 22, 2015. Since 1985 Ms. Walters has been working as the Corporate Administration person responsible for employee relations as well as managing the day-to-day corporate finance and business operations of Lode-Star Gold, Inc. Ms. Walters has been associated with the mining industry for over 25 years. She attended the University of New Orleans in the early 1970s and since 1998 she has been acquiring and practicing the skills required to manage and maintain our busy and growing corporate needs.

Family relationships

There are no family relationships among our directors or executive officers. Mark Walmesley, our director and chief executive officer, and Lonnie Humphries, our controlling stockholder, are husband and wife.

Involvement in certain legal proceedings

During the past ten (10) years, none of our directors, persons nominated to become directors, executive officers, promoters or control persons was involved in any of the legal proceedings listen in Item 401(f) of Regulation S-K.

Arrangements

There are no arrangements or understandings between our director sole executive officer and any other person pursuant to which he is to be selected as an executive officer or director.

Significant employees and consultants

We have no employees.. We do not yet have a formal management or consulting agreement in place with Mark Walmesley, our President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director who, at this time, receives no compensation for his activities. Regardless, we expect Mr. Walmesley to allocate the majority of his working time to our business. We also do not yet have a formal management or consulting agreement in place with Thomas Temkin, our Chief Operating Officer and director. Until a formal work program for the Goldfield Property is in place, Mr. Temkin is being compensated by Lode-Star Gold, Inc.

Code of ethics

We have adopted a code of ethics that applies to our executive officers and employees.

Corporate governance

Our business, property and affairs are managed by, or under the direction of, our board, in accordance with the Nevada Revised Statutes and our bylaws. Members of the board are kept informed of our business through discussions with the Chief Executive Officer and other key members of management, by reviewing materials provided to them by management.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the board believes are the appropriate corporate governance policies and practices for our company. We have adopted changes and will continue to adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and subsequent rule changes made by the SEC and any applicable securities exchange.

Director qualifications and diversity

The board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded companies or shall have achieved a high level of distinction in their chosen fields. The board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in the finance and capital market industries.

In evaluating nominations to the board of directors, our board also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on company matters, and the willingness to assume and carry out fiduciary responsibilities. Qualified candidates for membership on the board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Under the National Association of Securities Dealers Automated Quotations definition, an “independent director” means a person other than an officer or employee of the company or its subsidiaries or any other individuals having a relationship that, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The board’s discretion in determining director independence is not completely unfettered. Further, under the NASDAQ definition, an independent director is a person who (1) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years), employed by the company; (2) has not (or whose immediate family members have not) been paid more than $120,000 during the current or past three fiscal years; (3) has not (or whose immediately family has not) been a partner in or controlling shareholder or executive officer of an organization which the company made, or from which the company received, payments in excess of the greater of $200,000 or 5% of that organizations gross revenues, in any of the most recent three fiscal years; (4) has not (or whose immediate family members have not), over the past three years been employed as an executive officer of a company in which an executive officer of the company has served on that company’s compensation committee; or (5) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years) a partner of our outside auditor.

At the present time, we have no independent directors.

Lack of committees

We do not presently have a separately designated audit committee, compensation committee, nominating committee, executive committee or any other committees of our board of directors. We believe that separate committees of the board are not necessary at this time given that we are in the development stage. As such, the directors act in those capacities.

The term “Financial Expert” is defined under the Sarbanes-Oxley Act of 2002, as amended, as a person who has the following attributes: an understanding of generally accepted accounting principles and financial statements; has the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the company’s financial statements, or experience actively supervising one or more persons engaged in such activities; an understanding of internal controls and procedures for financial reporting; and an understanding of audit committee functions.

Mr. Walmesley does not qualify as an “audit committee financial expert.” We believe that the cost related to retaining such a financial expert at this time is prohibitive, given our current operating and financial condition. Further, because we are in the development stage of our business operations, we believe that the services of an audit committee financial expert are not necessary at this time.

The company may in the future create an audit committee to consist of one or more independent directors. In the event an audit committee is established, of which there can be no assurances given, its first responsibility would be to adopt a written charter. Such charter would be expected to include, among other things:

●
being directly responsible for the appointment, compensation and oversight of our independent auditor, which shall report directly to the audit committee, including resolution of disagreements between management and the auditors regarding financial reporting for the purpose of preparing or issuing an audit report or related work;
●
annually reviewing and reassessing the adequacy of the committee’s formal charter;
●
reviewing the annual audited financial statements with our management and the independent auditors and the adequacy of our internal accounting controls;
●
reviewing analyses prepared by our management and independent auditors concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
●
reviewing the independence of the independent auditors;
●
reviewing our auditing and accounting principles and practices with the independent auditors and reviewing major changes to our auditing and accounting principles and practices as suggested by the independent auditor or its management;
●
reviewing all related party transactions on an ongoing basis for potential conflict of interest situations; and
●
all responsibilities given to the audit committee by virtue of the Sarbanes-Oxley Act of 2002, which was signed into law by President George W. Bush on July 30, 2002.

Risk oversight

Enterprise risks are identified and prioritized by management and each prioritized risk is assigned to the board for oversight. These risks include, without limitation, the following:
●
Risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation.
●
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.
●
Risks and exposures relating to corporate governance; and management and director succession planning.
●
Risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of our common stock to file reports of ownership and change in ownership with the Securities and Exchange Commission and the exchange on which the common stock is listed for trading. Executive officers, directors and more than ten percent stockholders are required by regulations promulgated under the Exchange Act to furnish us with copies of all Section 16(a) reports filed. Based solely on our review of copies of the Section 16(a) reports filed for the fiscal year ended March 31, 2016, we believe that all our executive officers, directors and ten percent stockholders complied with all reporting requirements applicable to them except Lode-Star Gold, Inc. the owner of 35,000,000 shares of our common stock that represents 71.24% of the outstand shares of common stock as of July 26, 2016

EXECUTIVE COMPENSATION

The following sets forth information with respect to the compensation awarded or paid to Mark Walmesley, our President, Chief Executive Officer, Chief Financial, Treasurer and director, Robert Baker, our former President, Chief Executive Officer, chief financial officer and Treasurer, Thomas Temkin, our Chief Operating Officer and director, and Pam Walters, our Secretary, for all services rendered in all capacities to us during our fiscal years ended December 31, 2015 and 2014. We do not have any other executive officers and no other individual received total compensation from us in excess of $100,000 during those years.

Pursuant to Item 402(a)(5) of Regulation S-K we have omitted certain columns from the table since there was no compensation awarded to, earned by or paid to these individuals required to be reported in such columns in either year.

Summary Compensation Table

Name	Year Ended December 31	Salary ($)	Total ($)
Mark Walmesley CEO (1)	2015	nil	nil
	2014	nil	nil
Robert Baker, former CEO (2)	2015	nil	nil
	2014	$ 60,653	$ 60,653
Thomas Temkin, Director and COO (3)	2015	nil	nil
	2014	nil	nil
Pam Walters, Secretary (4)	2015	nil	nil
	2014	nil	nil

(1)
Mark Walmesley was appointed as our chief financial officer, Treasurer and director on September 22, 2014, and our President and Chief Executive Officer on the December 11, 2014. Mr. Walmesley has been Lode-Star Gold’s Director of Operations since 2005 and a director of the company since March 2009.

(2)
Robert Baker was appointed as our Secretary and director on December 9, 2004, acted as our chief financial officer and Treasurer from May 31, 2007 until September 22, 2014, and acted as our President and Chief Executive Officer from May 31, 2007 until December 11, 2014. The consulting agreement for those services, originally effective January 1, 2012, was cancelled in accordance with a settlement agreement dated December 5, 2014.

(3)	Thomas Temkin was appointed as our Chief Operating Officer and director on January 19, 2015.
(4)	Pam Walters was appointed as our Secretary on April 22, 2015.

Outstanding equity awards at the end of the fiscal year

We do not have any equity compensation plans and therefore no equity awards were outstanding as of March 31, 2016.

Stock option grants

We have not granted any stock options to our executive officers as of June 30, 2016.

Employment agreements

We have no employment agreements

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 9, 2016, with respect to the beneficial ownership of shares of the company’s common stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of the company’s common stock, (ii) each of our Directors, (iii) each of our Executive Officers, and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)	Percentage Ownership(3)
	Common	Common
Officers and directors:
Mark Walmesley Director President and CEO 17213 Bending Oak Ct. Cypress, Texas 77429	1,225,000	2.49%

Thomas Temkin 9120 Double Diamond PkwyReno, NV 89521	20,000	0.04%
5 % or more beneficial owners:
Lode-Star Gold, Inc. 17213 Bending Oak Ct. Cypress, Texas 77429 (2)	35,015,000	71.27%

Lonnie Humphries Combined 17213 Bending Oak Ct. Cypress, Texas 77429 (2)	1,569,756	3.20%

All executive officers and directors as a group (total 2)	1,245,000	2.53%

(1)
Under Rule 13d-3 under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on October 22, 2015.
(2)
Lonnie Humphries holds investment and dispositive authority over Lode-Star Gold as well as over Lonnie S. Humphries Non Exempt Trust who owns of record 200,000 common share as well as 1,369,756 owned of record by Lonnie Humphries individually. Therefore, Lonnie S. Humphries, wife of Mark Walmesley, has investment and dispositive power over 36,584,756 shares of common stock, 74.47% of the total outstanding shares of common stock.
(3)
Our calculation of the percentage of beneficial ownership is based on 49,127,825 shares of common stock outstanding as of September 9, 2016.

Changes in control

The company underwent a change in management on September 22, 2014, when the prior officer and director resigned as director and officer of the company. Shareholders holding a majority of the issued and outstanding shares of the common stock elected Mark Walmesley to serve as the director, president, secretary and treasurer. There are currently no arrangements which would result in a change in control of the company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with related persons

On December 5, 2014, we entered into an agreement with Lode-Star Gold Inc., a private Nevada corporation beneficially owned by Lonnie Humphries, wife of Mark Walmesley, chief executive officer, pursuant to which we issued 35,000,000 shares of our common stock, valued at $230,180, to Lode-Star Gold in exchange for a 20% undivided beneficial interest in and to the mineral claims owned by Lode-Star Gold.

Since January 1, 2014 the company has not been a party to any additional transaction in which the amount involved exceeded or will exceed $120,000 and in which any of the person who serves as our director and executive officer or with any beneficial owners of more than 5% of our common stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Director independence

Quotations for the company’s common stock are reported by OTC Market Group’s OTCQB tier inter-dealer quotation system which does not have director independence requirements. For purposes of determining director independence, we applied the definitions set out in NASDAQ Rule 4200(a)(15). Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. As a result, the company does not have any independent directors. Our director, Mark Walmesley, is also the company’s principal executive officer.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements on accounting and financial disclosures from the inception of our company through the date of this report on Form 10-K.

On December 14, 2015, we informed Morgan & Company LLP (“Morgan”) that we had decided to change our independent registered public accounting firm because we are now headquartered in the United States. Morgan’s report on the financial statements for the years ended December 31, 2014 and 2013 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting, except that the report contained an explanatory paragraph stating that there was substantial doubt about the Company’s ability to continue as a going concern.

Through the two year period covered by the financial statement audits for the years ended December 31, 2013 and December 31, 2014 and the subsequent interim period from January 1, 2015 through December 11, 2015, there were no disagreements with Morgan on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Morgan would have caused them to make reference thereto in their report on the financial statements and (ii) no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K. We authorized Morgan to respond fully to the inquiries of the successor accountant.

On December 11, 2015, we engaged MaloneBailey, LLP of Houston, Texas (“MaloneBailey”) as our independent registered public accounting firm. During the years ended December 31, 2013 and 2014 and the subsequent interim period from January 1, 2015 through December 11, 2015 (the date MaloneBailey was engaged), we did not consult with MaloneBailey regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered on the Company’s financial statements by Malone Bailey, in either case where written or oral advice provided by MaloneBailey would be an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issues or (iii) any other matter that was the subject of a disagreement between us and our former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

SELLING STOCKHOLDER

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the shares to permit the selling stockholder to resell the shares when and as it deems appropriate in the manner described in the “Plan of Distribution.” As of the date of this prospectus, there are 49,127,825 shares of common stock issued and outstanding.

The following table sets forth:

●
the name of the selling stockholder,
●
the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this prospectus,
●
the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this prospectus, and
●
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us. The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer. The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. The selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering

Crane Creek, Inc. (2)	-0-	10,000,000	-0-	-0-%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)
Jenni Rebecca Stephenson has the voting and dispositive power over the shares owned by Crane Creek. The shares owned by Crane Creek, Inc. under the terms of the Crane Creek Investment Agreement are subject to a cap of 4.99% of the total outstanding. Therefore, selling stockholder does not have the “right” to hold more than the amount of the cap as expressed by the Commission’s amicus curiae brief in the case of Mark Levy v. Southbrook International Investments, Ltd. (2nd Cir. Mar 31, 2001).

PLAN OF DISTRIBUTION

Pursuant to the terms of the Crane Creek Investment Agreement, Crane Creek committed to purchase up to $2,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) months period commencing from the effectiveness of the registration statement, we may deliver a put notice to Crane Creek which states the dollar amount that we intend to sell to Crane Creek on a date specified in the put notice. The purchase price per share to be paid by Crane Creek shall be calculated at a fifty percent (20%) discount to the lowest trading price of the common stock as reported by Bloomberg, L.P. during the twenty (20) consecutive trading days immediately prior to the receipt by Crane Creek of the put notice. We have reserved 62,500,000 shares of our common stock for issuance under the Crane Creek Investment Agreement. We have fewer shares reserved than are covered in this registration statement.

In connection with the Crane Creek Investment Agreement, we also entered into a registration rights agreement with Crane Creek, pursuant to which we are obligated to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering shares of our common stock underlying the Crane Creek Investment Agreement within 21 days after the closing of the transaction. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the transaction and maintain the effectiveness of such registration statement until termination of the Crane Creek Investment Agreement.

The Crane Creek Investment Agreement is not transferable. However, upon receipt of a put notice, Crane Creek may assign the put to a third party who will be obligated to deliver the funds to the company in the same amount and at the same time Crane Creek is obligated to deliver the funds, regardless of whether the put notice has been assigned.

At an assumed purchase price of $0.032 per share, a 20% discount to $0.04 per share, the closing bid price as of September 9, 2016, we will be able to receive up to $320,000 in gross proceeds, assuming the sale of the entire 10,000,000 shares being registered hereunder pursuant to the Crane Creek Investment Agreement. Accordingly, we would be required to register an additional 52,500,000 shares to obtain the balance of $1,680,000 under the Crane Creek Investment Agreement. We are currently authorized to issue 480,000,000 shares of our common stock. Therefor we will likely not be required to increase our authorized shares in order to receive the entire purchase price. Crane Creek has agreed to refrain from holding an amount of shares which would result in Crane Creek owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

The selling stockholder may, from time to time, sell any or all of its shares of common stock directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

●
ordinary brokers’ transactions;
●
transactions involving cross or block trades;
●
through brokers, dealers, or underwriters who may act solely as agents;
●
“at the market” into an existing market for the common stock;
●
in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●
in privately negotiated transactions; or
●
any combination of the foregoing.

The selling stockholder may also sell shares of common stock in reliance on Section 4(a)(1) of the Securities Act and the safe harbor of Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. Crane Creek has informed us that each such broker-dealer will receive commissions from Crane Creek which will not exceed customary brokerage commissions.

Crane Creek is an “underwriter” within the meaning of the Securities Act.

Neither we nor Crane Creek can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Crane Creek, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information. Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have agreed to indemnify Crane Creek and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Crane Creek has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Crane Creek specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We may suspend the sale of shares by Crane Creek pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Crane Creek.

Regulation M

We have advised Crane Creek that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.

During such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, Crane Creek is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed Crane Creek that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised Crane Creek of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Pursuant to the Crane Creek Investment Agreement, Crane Creek shall not sell stock short, either directly or indirectly through its affiliates, principals or advisors, our common stock during the term of the agreement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus includes 10,000,000 shares of our common stock offered by the selling stockholder. The following description of our common stock is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been included as exhibits to the registration statement of which this prospectus is a part.

Shell Status

We were a “shell company” as defined in Rule 144(i)(1)(i) under the Securities Act of 1933 and Rule 12b-2 under the Securities Exchange Act of 1934, until December 5, 2014 when operations were commenced. On the 29th day of March 2016 we filed “Form 10 information” as required by Rule 144(i)(2) and; (i) were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and (ii) filed all required reports under Section 13 or 15(d) of the Exchange Act during the subsequent period. If we file all required reports under Section 13 or 15(d) of the Exchange Act no less than twelve months subsequent to the 29th day of March 2017, pursuant to Rule 144(i)(2), then our stockholders may rely on the safe harbor of Rule 144 to determine the seller is not an underwriter as defined in Section 2(a)(11) of the Securities Act.

Authorized capital stock

We are authorized to issue 480,000,000 shares of common stock, $.001 par value per share.

Common stock

As of September 9, 2016, 49,127,825 shares of common stock were issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our Articles of Incorporation, bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Warrants

As of the date of this prospectus we have no outstanding warrants.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that it will indemnify its officers and directors to the full extent permitted by Nevada state law. Our bylaws provide that we will indemnify and hold harmless our officers and directors for any liability including reasonable costs of defense arising out of any act or omission taken on our behalf, to the full extent allowed by Nevada law, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Sonfield & Sonfield, Houston, Texas.

EXPERTS

The financial statements of our company for the years ended December 31, 2015 and 2014 included in this prospectus and in the registration statement have been audited by MaloneBailey LLP or Morgan & Company LLP, both independent registered public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

Lode-Star Mining Inc.

LODE-STAR MINING INC.
(formerly International Gold Corp.)

INTERIM FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(Unaudited)
(Stated in U.S. Dollars)

LODE-STAR MINING INC.
(formerly International Gold Corp.)

BALANCE SHEETS
(Stated in U.S. Dollars)

	JUNE 30	DECEMBER 31
	2016	2015
	(Unaudited)
ASSETS

Current
Cash	$13,121	$12,456
Prepaid fees	3,217	3,217
	16,338	15,673

Mineral Property Interest	230,180	230,180
	$246,518	$245,853

LIABILITIES

Current
Accounts payable and accrued liabilities	$24,431	$14,302
Due to related parties	640,701	495,384
Loans payable	69,520	76,180
	734,652	585,866
Contractual Obligations, Commitments And Subsequent Events (Notes 3, 7 and 8)

STOCKHOLDERS’ DEFICIENCY

Capital Stock
Authorized:
480,000,000 voting common shares with a par value of $0.001 per share
20,000,0000 preferred shares with a par value of $0.001 per share
Issued:
49,127,825 common shares at June 30, 2016 and December 31, 2015	1,947	1,947

Additional Paid-In Capital	1,070,064	1,070,064
Accumulated Deficit	(1,560,145)	(1,412,024)
	(488,134)	(340,013)
	$246,518	$245,853

The accompanying condensed notes are an integral part of these unaudited financial statements.

LODE-STAR MINING INC.
(formerly International Gold Corp.)

STATEMENTS OF OPERATIONS
(Unaudited)
(Stated in U.S. Dollars)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2016	2015	2016	2015

Revenue	$-	$-	$-	$-

Expenses
Consulting services	6,121	12,832	11,823	13,255
Corporate support services	572	1,265	1,142	2,550
Mineral option fees	25,000	-	49,988	-
Office, foreign exchange and sundry	3,756	(4,236)	8,117	6,061
Professional fees	8,311	19,357	23,878	39,709
Transfer and filing fees	3,084	22,067	19,411	27,049
	46,844	51,285	114,359	88,624

Operating Loss Before Other Income (Expense)	(46,844)	(51,285)	(114,359)	(88,624)

Other Income (Expense)
Interest, bank and finance charges	(7,073)	(4,882)	(13,649)	(9,070)
Penalties	20,113	-	(20,113)	-
	13,040	(4,882)	(33,762)	(9,070)

Net Loss For The Period	$(33,804)	$(56,167)	$(148,121)	$(97,694)

Basic And Diluted Loss Per Common Share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Number Of Common Shares Outstanding	49,127,825	47,582,242	49,127,825	47,048,586

The accompanying condensed notes are an integral part of these unaudited financial statements.

LODE-STAR MINING INC.
(formerly International Gold Corp.)

STATEMENTS OF CASH FLOWS
(Unaudited)
(Stated in U.S. Dollars)

	SIX MONTHS ENDED
	JUNE 30
	2016	2015

Cash Provided By (Used In)

Operating Activities
Net loss for the period	$(148,121)	$(97,694)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss (gain)	1,720	(2,050)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	48,644	(13,476)
Due to related party	49,988	-
Accrued interest payable	13,434	8,769
	(34,335)	(104,451)

Financing Activities
Repayment of loans payable	(10,000)	(4,000)
Proceeds from loans payable – related party	45,000	102,606
	35,000	98,606

Net Increase (Decrease) In Cash	665	(5,845)

Cash, Beginning Of Period	12,456	5,372

Cash (Bank overdraft), End Of Period	$13,121	$(473)

Supplemental Disclosure Of Cash Flow Information
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Non-cash Financing Activity
Expenses paid by related party on behalf of the Company	$38,515	$16,469
Common shares issued for debt settlements	$-	$53,213

The accompanying condensed notes are an integral part of these unaudited financial statements.

LODE-STAR MINING INC.
(formerly International Gold Corp.)

CONDENSED NOTES TO FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED June 30, 2016 AND 2015
(Unaudited)
(Stated in U.S. Dollars)

1.	BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Organization and Nature of Operations

Lode-Star Mining Inc. (formerly International Gold Corp.) (“the Company”) was incorporated in the State of Nevada, U.S.A., on December 9, 2004. The Company’s principal executive offices are located in Cypress, Texas. The Company was originally formed for the purpose of acquiring exploration stage natural resource properties. The Company acquired a mineral property interest from Lode Star Gold Inc., a private Nevada corporation (“LSG”) on December 11, 2014 (See Note 3) in consideration for the issuance of 35,000,000 common shares of the Company. As a result of this transaction, control of the Company was acquired by LSG.

On May 12, 2015, International Gold Corp. completed a merger with its wholly owned subsidiary, Lode-Star Mining Inc., and formally assumed the subsidiary’s name by filing Articles of Merger with the Nevada Secretary of State (the “Name Change”). The subsidiary was incorporated entirely for the purpose of effecting the Name Change and the merger did not affect the Company’s corporate structure in any other way.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

The future of the Company is dependent upon its ability to establish a business and to obtain new financing to execute a business plan. As shown in the accompanying financial statements, the Company has incurred accumulated losses of $1,560,145 for the period from December 9, 2004 (inception) to June 30, 2016, and has had no revenue. There is no assurance that management’s plans to seek additional capital through private placements of its common stock will be realized, and these factors cast substantial doubt upon the use of the going concern assumption. These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Basis of Presentation

The unaudited financial information furnished herein reflects all adjustments which, in the opinion of management, are necessary to fairly state the Company’s financial position and the results of its operations for the periods presented. These first quarter financial statements should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s report on Form 10-K for the year ended December 31, 2015. The Company assumes that the users of the interim financial information herein have read, or have access to, the audited financial statements for the preceding fiscal year, and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. Accordingly, footnote disclosure which would substantially duplicate the disclosure contained in the Company’s financial statements for the fiscal year ended December 31, 2015, has been omitted. The results of operations for the six month period ended June 30, 2016 are not necessarily indicative of results for the entire year ending December 31, 2016.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified to conform to the current period presentation. These reclassifications on the interim statement of cash flows for the six months ended June 30, 2015 had no effect on the reported results of operations. Expenses paid by a related party on behalf of the Company were removed from the net amount of loan advances and from the change in accounts payable, and are shown as a Non-cash Financing Activity. The foreign exchange gain component of the change in loan balances was removed and shown as an adjustment to reconcile net loss to net cash used in operating activities. Accrued interest that was exchanged for shares to be issued was removed from the decrease in accrued liabilities and from the net amount of loan advances. The amount is included in Non-cash Financing Activity, as part of Common shares issued for debt settlements. The remaining net amount of loan advances was separated into repayments of loans payable to non-related parties, and loan proceeds from related parties. These changes in classification decreased the amount previously reported as Cash Used In Operating Activities for the six months ended June 30, 2015 from $145,621 to $104,451. Offsetting that change, the amount previously reported for the 2015 period as Cash Provided By Financing Activities decreased from $139,776 to $98,606.

LODE-STAR MINING INC.
(formerly International Gold Corp.)

CONDENSED NOTES TO FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED June 30, 2016 AND 2015
(Unaudited)
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. All dollar amounts are in U.S. dollars unless otherwise noted. The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality.

The Company has implemented all applicable new accounting pronouncements that are in effect. Those pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.	MINERAL PROPERTY INTEREST

Given that permitting for operations on the Property is still to be completed, at the request of the Company’s management, LSG granted, by a letter of agreement dated June 15, 2016, a deferment to January 18, 2017 of payments totaling $173,901 otherwise due at June 30, 2016 in accordance with the Mineral Option Agreement between the parties dated October 4, 2014.

The Company assessed its mineral property interest at June 30, 2016 and to the date of these financial statements and concluded that facts and circumstances do not suggest that the mineral property interest’s carrying value exceeds its recoverable amount and therefore no impairment is required.

4.	CAPITAL STOCK

During the six months ended June 30, 2016 and the year ended December 31, 2015, the Company did not receive any cash subscriptions for shares of its common stock. No preferred shares have been issued to the date of issue of these financial statements.

Summary of warrant activity and warrants outstanding at June 30, 2016:

	Number of Warrants	Exercise Price	Weighted Average Exercise Price	Weighted Average Life Remaining (Years)	Expiry Date
Balance, December 31, 2015	3,336,060	$0.02	$0.02	4.86	November 10, 2020
Granted	-	$-	$-	-
Expired	-	$-	$-	-
Exercised	-	$-	$-	-
Balance June 30, 2016	3,333,060	$0.02	$0.02	4.36	November 10, 2020

5.	LOANS PAYABLE

At June 30, 2016, the Company had the following loans payable:

i)	$1,000 (December 31, 2015 - $1,000): unsecured; interest at 15% per annum; originally due on April 20, 2012.
ii)	$55,000 (December 31, 2015 - $65,000): unsecured; interest at 10% per annum from January 10, 2015.
■
$27,500, and any accrued interest was due and payable on written demand in full (not received to date) on the earlier of June 9, 2015 or the date on which the Company completes one or more debt or equity financings that generate aggregate gross proceeds of at least $250,000.

■	The other $27,500 of outstanding principal and any accrued interest was due and payable on written demand in full (not received to date) on January 9, 2016.
■	The Company shall have the right to repay all or any part of the principal and any accrued interest to the lender at any time and from time to time, without any premium.

LODE-STAR MINING INC.
(formerly International Gold Corp.)

CONDENSED NOTES TO FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED June 30, 2016 AND 2015
(Unaudited)
(Stated in U.S. Dollars)

5.	LOANS PAYABLE (Continued)

iii)	$42,278 (December 31, 2015 - $40,789): unsecured; interest at 5% per annum; with no specific terms of repayment, due to a related party, the president of the Company.
iv)	$335,000 (December 31, 2015 - $290,000): unsecured; interest at 5% per annum from January 1, 2015; with no specific terms of repayment, due to a related party, LSG, the Company’s majority shareholder.
v)	$62,481 (December 31, 2015 - $23,966): unsecured; interest at 5% per annum; with no specific terms of repayment, due to a related party, LSG, the Company’s majority shareholder.
vi)	$3,844 (December 31, 2015 - $3,613): unsecured; non-interest bearing; with no specific terms of repayment, due to a related party, the controlling shareholder of LSG.

As of June 30, 2016, interest totaling $36,717 (December 31, 2015 - $23,283) was accrued on the above loan amounts.

6.	RELATED PARTY TRANSACTIONS AND AMOUNTS DUE

Transactions with related parties were in the normal course of operations and have been valued in these financial statements at the exchange amount, which is the amount of consideration agreed to and established by the related parties.

During the six months ended June 30, 2016, the Company accrued mineral option fees totaling $49,988 due to its majority shareholder under terms of the Mineral Option Agreement between the parties. The balance due at June 30, 2016 was $173,901 (December 31, 2015: $123,913).

During the six months ended June 30, 2016, the majority shareholder of the Company paid a total of $38,515 to various vendors on behalf of the Company. That amount is included in the $62,481 loan balance detailed in Note 5 above.

At June 30, 2016, accrued interest was due to related parties in connection with loans detailed above in Note 5, as follows:
Loan iii)
$3,774 (December 31, 2015 - $2,609) to the president of the Company.
Loan iv)
$17,888 (December 31, 2015 - $10,157) to the majority shareholder of the Company.
Loan v)
$1,535 (December 31, 2015 - $336) to the majority shareholder of the Company.

At June 30, 2016, the $640,701 total due to related parties is comprised of the following:
Loans and accrued interest - $466,800 (December 31, 2015: $371,471)
Mineral option fees payable - $173,901(December 31, 2015: $123,913)

7.	CONTRACTUAL OBLIGATIONS AND COMMITMENTS

Under the terms of the Mineral Option Agreement between the Company and LSG, its majority shareholder, payments are due from the Company to LSG as follows:

If the Company fails to make any option cash payments for a period of one year from the Effective Date of the agreement (October 4, 2014) the Company shall pay an additional $100,000 on the first anniversary of the Effective Date and in any subsequent year in which the Company has failed to exercise its option to acquire a further 60% interest in the property and the agreement remains in effect, the Company shall make quarterly cash payments of $25,000, payable on the last day of the applicable quarter, until such time as the option to acquire the additional 60% interest has been exercised.

No option cash payments have been made by the Company to date and amounts totaling $173,901 were included in accrued liabilities at June 30, 2016 (December 31, 2015: $123,913).

LODE-STAR MINING INC.
(formerly International Gold Corp.)

CONDENSED NOTES TO FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED June 30, 2016 AND 2015
(Unaudited)
(Stated in U.S. Dollars)

8.	SUBSEQUENT EVENTS

Management has evaluated subsequent events and the impact on the reported results and disclosures and has concluded that no other significant events require disclosure as of the date these financial statements were issued.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Lode-Star Mining, Inc.

Cypress, TX

We have audited the accompanying balance sheet of Lode-Star Mining, Inc. (the “Company”) as of December 31, 2015, and the related statement of operations, shareholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lode-Star Mining, Inc. as of December 31, 2015, and the results its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has had no revenue and has incurred accumulated losses since inception. These conditions raise significant doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2, the financial statements for the year ended December 31, 2015 have been restated to include the accrual of mineral option fees.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 29, 2016, except for the effects of the restatement discussed in Note 2 as to which the date is August 10, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and Stockholders of
Lode-Star Mining Inc. (formerly International Gold Corp.)

We have audited the accompanying balance sheet of Lode-Star Mining Inc. (formerly International Gold Corp.) (the “Company”) as of December 31, 2014, and the related statements of operations, cash flows and stockholders’ deficiency for year then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has negative operating cash flows, has a stockholders’ deficiency and is dependent upon obtaining adequate financing to fulfill its business activities.  These factors raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also discussed in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	"Morgan & Company LLP"

March 28, 2016	Chartered Professional Accountants

LODE-STAR MINING INC.
(formerly International Gold Corp.)

BALANCE SHEETS (RESTATED)
 (Stated in U.S. Dollars)

	DECEMBER 31
	2015 (Restated - Note 2)	2014

ASSETS

Current
Cash	$12,456	$5,372
Prepaid fees	3,217	-
	15,673	5,372

Mineral Property Interest	230,180	230,180
	$245,853	$235,552

LIABILITIES

Current
Accounts payable and accrued liabilities	$14,302	$38,397
Due to related parties	495,384	139,353
Loans payable	76,180	135,825
	585,866	313,575
Contractual Obligations, Commitments And Subsequent Events (Notes 4, 8 and 10)

STOCKHOLDERS’ DEFICIENCY

Capital Stock
Authorized:
480,000,000 voting common shares with a par value of $0.001 per share
20,000,0000 preferred shares with a par value of $0.001 per share
Issued:
49,127,825 common shares at December 31, 2015 (46,509,000 common shares at December 31, 2014)	1,947	465

Additional Paid-In Capital	1,070,064	922,215
Accumulated Deficit	(1,412,024)	(1,000,703)
	(340,013)	(78,023)

	$245,853	$235,552

The accompanying notes are an integral part of these financial statements.

LODE-STAR MINING INC.
(formerly International Gold Corp.)

STATEMENTS OF OPERATIONS (RESTATED)
 (Stated in U.S. Dollars)

	YEARS ENDED
	DECEMBER 31
	2015 (Restated – Note 2)	2014

Revenue	$-	$-

Operating Expenses
Consulting services	121,409	60,653
Corporate support services	12,759	2,594
Mineral option fees	123,913	-
Office, foreign exchange and sundry	10,136	(913)
Professional fees	94,783	92,861
Transfer and filing fees	27,796	14,470
	390,796	169,665

Operating Loss Before Other Income (Expense)	(390,796)	(169,665)

Other Income (Expense)
Gain on debt forgiveness	-	61,263
Interest, bank and finance charges	(20,525)	(10,015)
	(20,525)	51,248

Net Loss For The Year	$(411,321)	$(118,417)

Basic And Diluted Loss Per Common Share	$(0.01)	$(0.01)

Weighted Average Number Of Common Shares Outstanding	47,436,336	13,426,808

The accompanying notes are an integral part of these financial statements.

LODE-STAR MINING INC.
(formerly International Gold Corp.)

STATEMENTS OF CASH FLOWS (RESTATED)
 (Stated in U.S. Dollars)

	YEARS ENDED DECEMBER 31
	2015 (Restated - Note 2)	2014

Cash Provided By (Used In)

Operating Activities
Net loss for the year	$(411,321)	$(118,417)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain)	(4,791)	-
Stock issued for services	29,397	-
Warrants issued for services	66,721	-
Gain on debt forgiveness	-	(61,263)
Changes in operating assets and liabilities:
Prepaid expenses	(3,217)	-
Accounts payable and accrued liabilities	33,194	21,584
Due to related party	123,913	-
Accrued interest payable	19,788	9,134
	(146,316)	(148,962)

Financing Activities
Repayment of loans payable	(14,000)	-
Repayment of loans payable – related party	(5,000)	-
Proceeds from loans payable	-	17,484
Proceeds from loans payable – related party	172,400	136,829
	153,400	154,313

Net Increase In Cash	7,084	5,351

Cash, Beginning Of Year	5,372	21

Cash, End Of Year	$12,456	$5,372

Supplemental Disclosure Of Cash Flow Information
Cash paid during the year for:
Interest	$-	$-
Income taxes	$-	$-

Non-cash Financing Activity
Expenses paid by related party on behalf of the Company	$57,289	-
Common shares issued for debt settlements	$53,213	$-
Common shares issued for mineral property interest	$-	$230,180

The accompanying notes are an integral part of these financial statements.

LODE-STAR MINING INC.
(formerly International Gold Corp.)

STATEMENTS OF STOCKHOLDERS’ DEFICIENCY (RESTATED)

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
 (Stated in U.S. Dollars)

	NUMBER OF COMMON SHARES	PAR VALUE	ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL

Balance, December 31, 2013	11,509,000	$115	$692,385	$(882,286)	$(189,786)

Shares issued for mineral property interest	35,000,000	350	229,830	-	230,180

Net loss for the year	-	-	-	(118,417)	(118,417)

Balance, December 31, 2014	46,509,000	465	922,215	(1,000,703)	(78,023)

Shares issued for debt	1,149,000	12	53,201	-	53,213
Shares issued for consulting services	1,469,825	1,470	27,927	-	29,397
Warrants issued for consulting services	-	-	66,721	-	66,721
Net loss for the year	-	-	-	(411,321)	(411,321)

Balance, December 31, 2015	49,127,825	$1,947	$1,070,064	$(1,412,024)	$(340,013)

The accompanying notes are an integral part of these financial statements.

LODE-STAR MINING INC.
(formerly International Gold Corp.)

NOTES TO FINANCIAL STATEMENTS (RESTATED)

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
(Stated in U.S. Dollars)

1.	BASIS OF PRESENTATION AND NATURE OF OPERATIONS - Restated

Organization

Lode-Star Mining Inc. (formerly International Gold Corp.) (“the Company”) was incorporated in the State of Nevada, U.S.A., on December 9, 2004.  The Company’s principal executive offices are located in Cypress, Texas.  The Company was originally formed for the purpose of acquiring exploration stage natural resource properties. The Company acquired a mineral property interest from Lode Star Gold Inc., a private Nevada corporation (“LSG”) on December 11, 2014 (See Note 4) in consideration for the issuance of 35,000,000 common shares of the Company. As a result of this transaction, control of the Company was acquired by LSG.

On May 12, 2015, International Gold Corp. completed a merger with its wholly owned subsidiary, Lode-Star Mining Inc., and formally assumed the subsidiary’s name by filing Articles of Merger with the Nevada Secretary of State (the “Name Change”).  The subsidiary was incorporated entirely for the purpose of effecting the Name Change and the merger did not affect the Company’s corporate structure in any other way.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

The future of the Company is dependent upon its ability to establish a business and to obtain new financing to execute its business plan. As shown in the accompanying financial statements, the Company has had no revenue and has incurred restated accumulated losses of $1,412,024for the period from December 9, 2004 (inception) to December 31 2015.  There is no assurance that management’s plans to seek additional capital through private placements of its common stock will be realized, and these factors cast substantial doubt upon the use of the going concern assumption. These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Subsequent to the original issuance of the Company’s annual financial statements, the Company determined that mineral option fees totaling $123,913 owing under the terms of its Mineral Option Agreement with LSG dated October 4, 2014 had not, but should have been accrued at December 31, 2015. While a deferral of the actual payment to June 18, 2016 had been granted by LSG in November, 2015, the fees still needed to be accrued as long as they remained unpaid. A second deferral was later granted by LSG on June 15, 2016, extending the repayment date to January 18, 2017. On review, the Company determined that the amount was material and a restatement was required.

No fees were required to be accrued at December 31, 2014 in accordance with the terms of the agreement.

The following financial statement items were affected by the restatement:

Balance Sheet
	As At December 31, 2015
	As previously reported	Adjustment	Restated
Due to related parties	$371,471	$123,913	$495,384
Current liabilities	$461,953	$123,913	$585,866
Accumulated Deficit	$(1,288,111)	$(123,913)	$(1,412,024)
Stockholders’ Deficiency	$(216,100)	$(123,913)	$(340,013)

Statement of Operations
	Year Ended December 31, 2015
	As previously reported	Adjustment	Restated
Mineral option fees	$-	$123,913	$123,913
Operating Loss Before Other Income (Expense)	$(266,883)	$(123,913)	$(390,796)
Net Loss For The Year	$(287,408)	$(123,913)	$(411,321)

LODE-STAR MINING INC.
(formerly International Gold Corp.)

NOTES TO FINANCIAL STATEMENTS (RESTATED)

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
(Stated in U.S. Dollars)

2.	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (Continued)

Statement of Cash Flows
	Year Ended December 31, 2015
	As previously reported	Adjustment	Restated
Net loss for the year	$(287,408)	$(123,913)	$(411,321)
Due to related party	$-	$123,913	$123,913

Statement of Stockholders’ Deficiency
	Year Ended December 31, 2015
	As previously reported	Adjustment	Restated
Net loss for the year	$(287,408)	$(123,913)	$(411,321)
Balance, December 31, 2015	$(216,100)	$(123,913)	$(340,013)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.  All dollar amounts are in U.S. dollars unless otherwise noted.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a)	Basis of Accounting

The Company’s financial statements have been prepared using the accrual method of accounting. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the periods presented have been reflected herein.

b)	Cash and Cash Equivalents

Cash consists of cash on deposit with high quality major financial institutions.  For purposes of the balance sheets and statements of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of 90 days or less to be cash equivalents. At December 31, 2015 and 2014, the Company had no cash equivalents.

LODE-STAR MINING INC.
(formerly International Gold Corp.)

NOTES TO FINANCIAL STATEMENTS (RESTATED)

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
(Stated in U.S. Dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

c)	Foreign Currency Accounting

The Company’s functional currency is the U.S. dollar.  Branch office activities are generally in Canadian dollars. Transactions in Canadian currency are translated into U.S. dollars as follows:

i)
monetary items at the exchange rate prevailing at the balance sheet date;
ii)
non-monetary items at the historical exchange rate; and
iii)
revenue and expense items at the rate in effect of the date of transactions.

Gains and losses arising on the settlement of foreign currency denominated transactions or balances are recorded in the statements of operations.

d)	Fair Value of Financial Instruments

ASC Topic 820-10 establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value.  The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. These tiers include:
▪
Level 1 – defined as observable inputs such as quoted prices in active markets;
▪
Level 2 – defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and
▪
Level 3 – defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s financial instruments consist of cash, accounts payable and accrued liabilities, and loans payable. The Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. Pursuant to ASC 820 and 825, the fair value of cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. Accounts payable and accrued liabilities and loans payable are measured using “Level 2” inputs as there are no quoted prices in active markets for identical instruments.  The carrying values of cash, accounts payable and accrued liabilities, and loans payable approximate their fair values due to the immediate or short term maturity of these financial instruments.

e)	Asset Retirement Obligations

The Company has no asset retirement obligations, including environmental rehabilitation expenditures, which relate to an existing condition caused by past operations.

f)	Use of Estimates and Assumptions

The preparation of financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures.  By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant.  Significant areas requiring management’s estimates and assumptions are determining the fair value of transactions involving related parties and common stock.  Actual results may differ from the estimates.

g)	Basic and Diluted Earnings Per Share

The Company reports basic earnings or loss per share in accordance with ASC Topic 260, “Earnings Per Share”. Basic earnings per share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similarly, except that the common stock number is increased to include the any potential additional common shares, for example from the exercise of options or warrants. As the Company generated net losses in the periods presented, the additional impact of including potential shares from outstanding warrants would be anti-dilutive and is therefore not part of the earnings per share calculation.

LODE-STAR MINING INC.
(formerly International Gold Corp.)

NOTES TO FINANCIAL STATEMENTS (RESTATED)

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
(Stated in U.S. Dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

h)	Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, Income Taxes.  This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes.  If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

i)	Stock-Based Compensation

Stock-based compensation is accounted for in accordance with ASC 718 whereby a compensation charge based on the fair value of the award is recorded against earnings over the period during which the employee is required to perform the services in exchange for the award (generally the vesting period). For transactions with non-employees in which services are performed in exchange for the Company’s common stock or other equity instruments, the transactions are recorded on the basis of the fair value of the service received or the fair value of the equity instruments issued, whichever is more readily measurable at the date of issuance. The expense is recognized over the vesting period of the award.

j)	Mineral Property Interest and Impairment

Mineral property interests are capitalized and recorded at fair value. The property interests are periodically assessed for impairment of value when facts and circumstances suggest that the carrying amount of the property interest may exceed its recoverable amount. Costs of exploration, evaluation and retaining mineral property interests are expensed as incurred. Once the Company has identified proven and probable reserves in its investigation of its property interests and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capital costs will be amortized, using the units-of-production method over proven and probable reserves.

k)	Recent Accounting Pronouncements

The Company has implemented all applicable new accounting pronouncements that are in effect. Those pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

4.	MINERAL PROPERTY INTEREST - Restated

On December 5, 2014, the Company entered into a subscription agreement (the “Subscription Agreements”) with Lode Star Gold Inc. (“LSG”), a private Nevada corporation controlled by the spouse of the Company’s current President, pursuant to which the Company agreed to issue 35,000,000 shares of its common stock, valued at $230,180, to LSG in exchange for a 20% undivided interest in and to the mineral claims owned by LSG. The mineral claims, known as the “Goldfield Bonanza Project” (the “Property”), are located in the State of Nevada.

The execution of the Subscription Agreement was one of the closing conditions of an Option Agreement dated October 4, 2014, pursuant to which the Company acquired the sole and exclusive option to earn up to an 80% undivided interest in and to the Property.  In order to earn the additional 60% interest in the Property, the Company is required to fund all expenditures on the Property and pay LSG an aggregate of $5 million in cash in the form of a net smelter royalty, each beginning on the Closing Date, which was December 11, 2014. Until such time as the Company has earned the additional 60% interest, the net smelter royalty will be split 79.2% to LSG, 19.8% to the Company and 1% to the former Property owner.

If the Company fails to make any cash payments to LSG within one year of the Effective Date of the Mineral Option Agreement with LSG dated October 4, 2014, it is required to pay LSG an additional $100,000, and in any subsequent years in which the Company fails to complete the payment of the entire $5 million described above, it must make quarterly cash payments to LSG of $25,000 until such time as the Company has earned the additional 60% interest in the Property. At December 31, 2015 $123,913 in fees payable to LSG has been accrued.

Given that permitting for operations on the Property is still to be completed, at the request of the Company’s management, LSG granted, by a letter of agreement dated November 10, 2015, a deferment of the payment to June 18, 2016. A further deferment, to January 18, 2017, was granted by LSG on June 15, 2016.

LODE-STAR MINING INC.
(formerly International Gold Corp.)

NOTES TO FINANCIAL STATEMENTS (RESTATED)

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
(Stated in U.S. Dollars)

4.	MINERAL PROPERTY INTEREST - Restated (Continued)

In addition, the Option Agreement provides that the Company will act as the operator on the Property and that a management committee will be formed, comprised of representatives from the Company and LSG, with voting based on each party’s proportionate interest, to supervise exploration of the Property and approve work programs and budgets. To December 31, 2015, no work programs had been approved.

The Company assessed its mineral property interest at December 31, 2015 and to the date of these financial statements and concluded that facts and circumstances do not suggest that the mineral property interest’s carrying value exceeds its recoverable amount and therefore no impairment is required.

5.	CAPITAL STOCK

During the year ended December 31, 2015, the Company had no cash subscriptions for shares of its common stock.

On November 11, 2015, the Company entered into a one year agreement to obtain assistance in conducting business strategy and communications planning, public financial disclosure reporting, and various matters in connection with directors and other professionals as needed by the Company. In consideration for the services to be provided, the Company granted the consultant 1,469,825 shares of common stock. Those shares were issued on December 11, 2015 and were valued at $29,397, based on market price at the date of the agreement. In addition, the consultant was granted warrants with a five year term, commencing the date of the agreement, to purchase 3,336,060 shares of common stock at a price of $0.02 per share, including a cashless exercise option. The warrants were valued at $66,721 using the Black-Scholes option pricing model with an average risk-free rate of 1.68%, estimated life of 5 years, volatility of 208.7% and dividend yield of 0%.

On January 9, 2015, agreements were reached in connection with the loans of $24,696 (CAD $28,650) and $1,767 (CAD $2,050) whereby the loan amounts were to be converted to Company shares at a price of CAD $0.05, to result in the issuance of 573,000 and 41,000 common shares respectively. Those shares were issued on April 6, 2015.

On January 9, 2015, an agreement was reached to modify the terms of a loan such that $26,750 of accrued interest together with a premium was to be converted to Company shares at a price of $0.05 per share, to result in the issuance of 535,000 common shares. Those shares were issued on April 6, 2015.

During the year ended December 31, 2014, the Company received no cash subscriptions for shares of its common stock, however, on December 11, 2014, the Company issued 35,000,000 shares, valued at $230,180, in exchange for the mineral property interest described in Note 4.

Capitalization

On November 24, 2015, the board of directors authorized the following changes to the capitalization of the Company:

The authorized capital was increased from 100,000,000 shares of common stock with a par value of $0.00001 per share to 500,000,000 shares of capital stock, divided into 480,000,000 shares of common stock with a par value of $0.001 per share, and 20,000,000 shares of preferred stock with a par value of $0.001 per share. The Company reserved 10,000,000 shares of common stock for issuance under its new 2016 Omnibus Equity Incentive Plan. To date, warrants to purchase 3,336,060 shares of common stock have been issued under the Equity Incentive Plan and none of those warrants have been exercised.

No preferred shares have been issued to the date of issue of these financial statements.

LODE-STAR MINING INC.
(formerly International Gold Corp.)

NOTES TO FINANCIAL STATEMENTS (RESTATED)

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
(Stated in U.S. Dollars)

5.	CAPITAL STOCK (Continued)

Warrants

Summary of warrant activity and warrants outstanding at December 31, 2015:

	Number of Warrants	Exercise Price	Weighted Average Exercise Price	Weighted Average Life Remaining (Years)	Expiry Date
Balance, December 31, 2014	-	-	-	-	-
Granted	3,336,060	$0.02	$0.02
Balance, December 31, 2015	3,336,060	$0.02	$0.02	4.86	November 10, 2020

6.	LOANS PAYABLE

At December 31, 2015, the Company had the following loans payable:

i)
$1,000 (December 31, 2014 - $5,000): unsecured; interest at 15% per annum; originally due on April 20, 2012.
●
On March 19, 2015, $4,000 was paid by the Company in partial settlement of the December 31, 2014 principal balance.
ii)
$65,000 (December 31, 2014 - $75,000): unsecured; interest at 10% per annum from January 10, 2015.
●
$27,500, and any accrued interest was due and payable on written demand in full (not received to date) on the earlier of June 9, 2015 or the date on which the Company completes one or more debt or equity financings that generate aggregate gross proceeds of at least $250,000;
●
The balance of the outstanding principal, or $37,500, and any accrued interest was due and payable on written demand in full (not received to date) on January 9, 2016; and
●
The Company shall have the right to repay all or any part of the Principal and any accrued interest to the Lender at any time and from time to time, without any premium.
iii)
$40,789 (December 31, 2014 - $34,160): unsecured; interest at 5% per annum; with no specific terms of repayment, due to a related party, the president of the Company.
iv)
$290,000 (December 31, 2014 - $100,000): unsecured; interest at 5% per annum from January 1, 2015; with no specific terms of repayment, due to a related party, LSG, the Company’s majority shareholder.
v)
$23,966 (December 31, 2014 - $Nil): unsecured; interest at 5% per annum; with no specific terms of repayment, due to a related party, LSG, the Company’s majority shareholder.
vi)
$3,613 (December 31, 2014 - $4,310): unsecured; non-interest bearing; with no specific terms of repayment, due to a related party, the controlling shareholder of LSG.
vii)
$Nil (December 31, 2014 - $24,696): unsecured; non-interest bearing; with no specific terms of repayment (converted on January 9, 2015 to 573,000 common shares that were issued on April 6, 2015).
viii)
$Nil (December 31, 2014 - $1,767): unsecured; non-interest bearing; with no specific terms of repayment (converted on January 9, 2015 to 41,000 common shares that were issued on April 6, 2015).

As of December 31, 2015, interest totaling $23,283 (December 31, 2014 - $30,244) was accrued on the above loan amounts.

7.	RELATED PARTY TRANSACTIONS AND AMOUNTS DUE - Restated

Transactions with related parties were in the normal course of operations and have been valued in these financial statements at the exchange amount, which is the amount of consideration agreed to and established by the related parties.

At December 31, 2015, $Nil (December 31, 2014 - $15,300) included in accounts payable was due to a company controlled by a former director and president of the Company.

LODE-STAR MINING INC.
(formerly International Gold Corp.)

NOTES TO FINANCIAL STATEMENTS (RESTATED)

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
(Stated in U.S. Dollars)

7.	RELATED PARTY TRANSACTIONS AND AMOUNTS DUE - Restated (Continued)

At December 31, 2015, accrued interest was due to related parties in connection with loans detailed above in Note 6, as follows:

iii)
$2,609 (December 31, 2014 - $883) to the president of the Company.
iv)
$10,157 (December 31, 2014 - $Nil) to the majority shareholder of the Company.
v)
$336 (December 31, 2014 - $Nil) to the majority shareholder of the Company.

During the year ended December 31, 2015, the Company incurred $123,913 (2014 - $Nil) in mineral option fees payable to LSG, which have been accrued as of that date.

During the year ended December 31, 2015, the Company incurred $Nil (2014 - $60,653) in consulting fees and expenses to a former director and president of the Company. See Note 8.

8.	CONTRACTUAL OBLIGATIONS AND COMMITMENTS

See Note 4 for details about the Company’s obligations and commitments regarding its Mineral Property Interest.

Effective July 1, 2012, the Company entered into a consulting agreement whereby the former sole director and officer of the Company was to provide services as the Company’s CEO, COO, CFO and Corporate Secretary. The consulting agreement, which would otherwise have extended to June 2016, was terminated with immediate effect in accordance with a settlement agreement dated December 5, 2014.

●
Under the terms of that settlement agreement, the Company agreed to pay an aggregate of $34,000 CAD.
●
Of that amount, $Nil was outstanding and included in accounts payable at December 31, 2015 (December 31, 2014: $15,300 ($17,500 CAD).

9.	INCOME TAXES - Restated

In December, 2014, the Company underwent a change in control which subjected it to limitations under Internal Revenue Code Section 382. That section restricts post-change annual net operating loss utilization, based on applying an IRS- prescribed rate to the purchase price of the stock acquired in the change in control. The Company accordingly revised its estimates of net operating loss carry forwards, resulting in a reduction in the estimate of losses available for utilization in the amount of approximately $872,000.

A reconciliation of income tax benefit to the amount computed at the statutory rate of 34% (2014 – 34%) is as follows:

	2015	2014

Expected income tax recovery	$(139,800)	$(40,000)
Adjustment for non-deductible stock compensation	32,700	-
Estimated decrease in expected tax recovery resulting from Section 382 net operating loss limitations after change in control	296,400	-
Increase (decrease) in valuation allowance	(189,300)	40,000
	$-	$-

Significant components of deferred income tax assets are as follows:

	2015	2014
Deferred income tax assets
Net operating losses carried forward	$151,000	$340,000
Valuation allowance	(151,000)	(340,000)

	$-	$-

LODE-STAR MINING INC.
(formerly International Gold Corp.)

NOTES TO FINANCIAL STATEMENTS (RESTATED)

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
(Stated in U.S. Dollars)

9.	INCOME TAXES - Restated (Continued)

The Company has approximately $444,000 (2014 - $1,000,700) in net operating losses carried forward which will expire by 2035 if not utilized.  Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance.

The Company’s net operating losses carried forward for United States income tax purposes will expire, if not utilized, as follows:

2024	$10,000
2025	7,600
2026	6,000
2027	10,900
2028	53,200
2029	8,975
2030	6,445
2031	6,445
2032	6,445
2033	6,445
2034	6,445
2035	315,200
$444,100

Realization of the above losses carried forward is dependent on the Company filing the applicable tax returns with the tax authorities, generating sufficient taxable income prior to expiration of the losses carried forward and continuing use of the acquired historic business or a significant portion of the acquired assets for two years after the change of control transaction. If this continuity of business enterprise requirement is not met, the annual net operating loss limitation on pre-change losses is zero.

10.	SUBSEQUENT EVENTS

Management has evaluated subsequent events and the impact on the reported results and disclosures and has concluded that no other significant events require disclosure as of the date these financial statements were issued.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other expenses of issuance and distribution.

Accounting fees and expenses	$2,500
Legal fees and expense	$20,000
Blue Sky fees and expenses	$0
Miscellaneous and SEC filing fee	$5,000
Total	$27,500

All amounts are estimates. We are paying all expenses of the offering listed above.

Item 14. Indemnification of directors and officers.

Under our Articles of Incorporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. The company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent sales of unregistered securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act:

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or Other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, terms of exercise or conversion
11/11/2015	Common Stock	1,469,825	Consulting services	Section 4(2)
11/11/2015	Common Stock Warrant	3,336,060	Consulting services	Section 4(2)	$0.02 price per share, 5 year term with cashless exercise
01/09/2016	Common Stock	573,000	Debt conversion of $24,696		Conversion at $0.05
01/09/2016	Common Stock	41,000	Debt conversion of $1,767		Conversion at $0.05
01/09/2016	Common Stock	535,000	Debt conversion of $26,750 and interest		Conversion at $0.05

The above securities were not registered under the Securities Act. These securities qualified for exemption under 3(a)9 of the Securities Act. We made this determination based on the representations of the investors, which included, in pertinent part, that such shareholders were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 16. Exhibits and financial statement schedules

Exhibit No.	Description
3.1	Articles of Incorporation of Lode-Star Mining Inc.
3.2	Bylaws of Lode-Star Mining Inc.
5.1	Opinion of Sonfield & Sonfield
10.1	Investment Agreement between Crane Creek, Inc. and the Company dated July 25, 2015
10.2	Registration Rights Agreement dated September 9, 2015 by and between Lode-Star Mining Inc. and Crane Creek, Inc., LLC.
23.1(i)	Consent of Malone Bailey LLP
23.1(ii)	Consent of Morgan and Company LLP
23.2	Consent of Sonfield & Sonfield (included in Exhibit 5.1)
101	Interactive Data File

Item 17. Undertakings.

Undertaking Required by Item 512 of Regulation S-K.

(a)
The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this rule do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is not part of the registration statement.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

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(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, Texas, on September 14, 2016.

Lode-Star Mining Inc.
By: /s/ Mark Walmesley
Mark Walmesley
Chief Executive Officer, President, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer and Director.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Walmesley Mark Walmesley	Chief Executive Officer, President, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer and Director.	September 14, 2016

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